                                                                     EXHIBIT 2.5

--------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT

                                   dated as of

                                January 24, 2004

                                      among

                          Honeywell International Inc.,

                     Honeywell Intellectual Properties Inc.

                                       and

                               Finisar Corporation

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                   Page
                                                                                                   ----
1.   CLOSING....................................................................................     1

     1.1         Closing Date...................................................................     1

     1.2         Effectiveness..................................................................     1

     1.3         Transactional Overview.........................................................     1

2.   PURCHASE AND SALE..........................................................................     2

     2.1         Purchase and Sale..............................................................     2

     2.2         Excluded Assets................................................................     3

     2.3         Assignment of Assets...........................................................     4

3.   PAYMENT AND ADJUSTMENT OF PURCHASE PRICE; ALLOCATION.......................................     5

     3.1         Initial Purchase Price.........................................................     5

     3.2         Post-Closing Adjustment........................................................     5

     3.3         Allocation of Purchase Price...................................................     7

4.   ASSUMPTION OF LIABILITIES AND OBLIGATIONS..................................................     8

     4.1         Assumption of Certain Liabilities and Obligations by Purchaser.................     8

     4.2         Excluded Liabilities...........................................................     8

5.   EMPLOYEE AND EMPLOYEE BENEFITS MATTERS.....................................................    10

     5.1         Scope of Article...............................................................    10

     5.2         US Employees...................................................................    10

     5.3         Non-US Employees...............................................................    13

6.   REPRESENTATIONS AND WARRANTIES OF SELLERS..................................................    16

     6.1         Due Organization...............................................................    16

     6.2         Authority......................................................................    16

     6.3         No Conflict of Organizational Documents and Laws...............................    17

     6.4         Approvals......................................................................    17

     6.5         Financial Statements...........................................................    17

     6.6         Absence of Certain Changes.....................................................    18

     6.7         Title to Assets; Personal Property.............................................    19

     6.8         Real Property..................................................................    19

     6.9         Contracts......................................................................    19

                               TABLE OF CONTENTS

                                                                                                   Page
                                                                                                   ----
     6.10        Intellectual Property..........................................................    20

     6.11        Litigation, Claims and Proceedings.............................................    22

     6.12        Environmental Conditions.......................................................    22

     6.13        Non-Environmental Permits......................................................    23

     6.14        Compliance with Law............................................................    23

     6.15        Labor and Employee Benefits....................................................    23

     6.16        Insurance......................................................................    25

     6.17        Taxes..........................................................................    25

     6.18        Sufficiency of Assets..........................................................    25

     6.19        Product Warranties.............................................................    25

     6.20        Finder's Fee...................................................................    25

     6.21        WARRANTY DISCLAIMER............................................................    25

7.   REPRESENTATIONS AND WARRANTIES OF PURCHASER................................................    26

     7.1         Due Organization...............................................................    26

     7.2         Authority......................................................................    26

     7.3         No Conflict of Organizational Documents and Laws...............................    27

     7.4         Approvals......................................................................    27

     7.5         Litigation.....................................................................    27

     7.6         Finder's Fee...................................................................    27

     7.7         Certain Acknowledgments and Other Matters......................................    27

     7.8         Funds..........................................................................    27

8.   PRE-CLOSING COVENANTS......................................................................    28

     8.1         Conduct of Business............................................................    28

     8.2         Access to Records and Properties...............................................    28

     8.3         Certain Governmental Consents..................................................    29

     8.4         Third Party Consents...........................................................    30

     8.5         Public Announcements...........................................................    30

     8.6         Notification of Certain Matters................................................    30

     8.7         Reasonable Efforts; Environmental Permits......................................    31

     8.8         Amendment to Schedules of Transition Services Agreement........................    31

     8.9         Construction of the IT Room....................................................    32

                               TABLE OF CONTENTS

                                                                                                   Page
                                                                                                   ----
     8.10        Delivery of Emergency Response Plan............................................    32

     8.11        Invention Disclosure Assignments...............................................    32

9.   CONDITIONS TO OBLIGATIONS OF PURCHASER.....................................................    32

     9.1         Absence of Injunction..........................................................    32

     9.2         Certificates of Sellers........................................................    32

     9.3         No Breach......................................................................    32

     9.4         H-S-R Act......................................................................    33

     9.5         Environmental Permit Consent...................................................    33

     9.6         Required Consents..............................................................    33

10.  CONDITIONS TO OBLIGATIONS OF SELLERS.......................................................    33

     10.1        Absence of Injunction..........................................................    33

     10.2        Certificates of Purchaser......................................................    33

     10.3        No Breach......................................................................    33

     10.4        H-S-R Act......................................................................    34

     10.5        Environmental Permit Consent...................................................    34

11.  TERMINATION; SURVIVAL......................................................................    34

     11.1        Termination....................................................................    34

     11.2        Effect of Termination..........................................................    34

12.  DOCUMENTS TO BE DELIVERED BY SELLERS AT THE CLOSING........................................    35

13.  DOCUMENTS TO BE DELIVERED BY PURCHASER AT THE CLOSING......................................    36

14.  POST-CLOSING OBLIGATIONS...................................................................    36

     14.1        Covenant Not to Compete........................................................    36

     14.2        Tax Matters....................................................................    38

     14.3        Further Assurances.............................................................    39

     14.4        Reports; Access to Books and Records...........................................    40

     14.5        Cooperation in Litigation......................................................    40

     14.6        Names and Marks................................................................    41

     14.7        Transitional Operation of the Business under Sellers' Environmental Permits....    41

     14.8        Manufacture of VCSELs..........................................................    42

                               TABLE OF CONTENTS

                                                                                                   Page
                                                                                                   ----
     14.9        Continued Supply of Supplied Parts and Attenuation Coating.....................    43

     14.10       Reserve License of Intellectual Property.......................................    44

     14.11       Reimbursed Costs...............................................................    45

     14.12       Covenant Not to Sue............................................................    45

     14.13       Licensed Software..............................................................    46

15.  INDEMNIFICATION............................................................................    46

     15.1        Indemnification by Sellers.....................................................    46

     15.2        Indemnification by Purchaser...................................................    47

     15.3        Survival.......................................................................    47

     15.4        Limitations on Indemnity.......................................................    48

     15.5        Indemnification Procedure......................................................    50

     15.6        Exclusive Remedy...............................................................    52

     15.7        Treatment of Indemnity Payments................................................    53

16.  MISCELLANEOUS..............................................................................    53

     16.1        Expenses.......................................................................    53

     16.2        Bulk Sales.....................................................................    53

     16.3        Assignability..................................................................    53

     16.4        Binding Effect.................................................................    53

     16.5        Notices........................................................................    53

     16.6        Counterparts...................................................................    55

     16.7        Attachments and Schedules......................................................    55

     16.8        Governing Law..................................................................    55

     16.9        Arbitration....................................................................    55

     16.10       Definitions....................................................................    56

     16.11       Headings.......................................................................    64

     16.12       Amendment......................................................................    64

     16.13       Entire Agreement...............................................................    65

     16.14       Waivers........................................................................    65

     16.15       Third Party Rights.............................................................    65

     16.16       Severability...................................................................    65

     16.17       No Rights of Set Off...........................................................    65

                               TABLE OF CONTENTS

                                                                                                   Page
                                                                                                   ----
     16.18       Agency.........................................................................    65

     16.19       Consent to Jurisdiction........................................................    65

     16.20       Terms Generally................................................................    66

                                TABLE OF CONTENTS

Attachment A  - Knowledge of Sellers

Exhibit 12(d) - Form of Transition Services Agreement
Exhibit 12(e) - Form of Richardson Lease
Exhibit 12(f) - Form of License Agreement
Exhibit 12(g) - Form of Ion Implant Agreement
Exhibit 12(i) - Form of Environmental Systems Separation and Services Agreement
Exhibit 12(j) - Form of Shared Site Services Agreement

                                TABLE OF CONTENTS
                                    continued

                                    SCHEDULES

Schedule 2.1(b) - Personal Property
Schedule 2.2(l) - Excluded Patents and Patent Applications
Schedule 2.2(o) - Excluded Assets
Schedule 5.2 - US Employees
Schedule 6.1 - Organization
Schedule 6.3 - No Conflict
Schedule 6.5 - Financial Statements
Schedule 6.6 - Absence of Certain Changes
Schedule 6.7 - Title to Assets; Personal Property
Schedule 6.8(c) - Condition of Property
Schedule 6.9 - Material Contracts
Schedule 6.10 - Intellectual Property
Schedule 6.11 - Litigation, Claims and Proceedings
Schedule 6.12 - Environmental Conditions
Schedule 6.13 - Non-Environmental Permits
Schedule 6.14 - Compliance with Law
Schedule 6.15(a) - Labor and Employee Benefits
Schedule 6.15(b) - US Benefit Plans
Schedule 6.15(c) - Non-US Benefit Plans
Schedule 6.16 - Insurance
Schedule 6.19- Product Warranties
Schedule 7.4 - Approvals - Purchaser
Schedule 8.1 - Conduct of Business
Schedule 8.2(b) - Site Map Indicating Location of IT/Telephone Room
Schedule 9.6 - Required Consents
Schedule 14.7 - Transitional Environmental Permits
Schedule 14.9 - Prices for Supplied Parts and Supplied Services

                            ASSET PURCHASE AGREEMENT

      ASSET PURCHASE AGREEMENT ("Agreement") made as of January 24, 2004 among Honeywell International Inc., a Delaware corporation ("Honeywell"), Honeywell Intellectual Properties Inc., an Arizona corporation ("HIPI" and, together with Honeywell, the "Sellers"), and Finisar Corporation, a Delaware corporation ("Purchaser").

      A. Sellers, through Honeywell's VCSEL Optical Products business, are engaged in the businesses of designing, manufacturing, marketing and selling VCSELs (as defined herein), associated receivers and related packaging and providing technical support in respect of such VCSELs, associated receivers and related packaging (all of the foregoing, as conducted by Honeywell and its Affiliates are referred to collectively as the "Business").

      B. Sellers desire to sell the Assets (as defined below) and Purchaser desires to acquire the Assets, for the consideration as stated hereunder and on the terms and conditions as set forth in this Agreement.

      C. When used in this Agreement, the defined terms, which are capitalized, shall have the meanings as set forth in Section 16.10, or elsewhere herein.

      In consideration of the mutual covenants and agreements contained in this Agreement, Sellers and Purchaser agree as follows:

1.    CLOSING.

      1.1 Closing Date. The closing of the transactions contemplated under this Agreement (the "Closing") shall take place at 10:00 a.m. Eastern Time at the offices of Kirkpatrick & Lockhart, 2828 N. Harwood, Suite 1800, Dallas, Texas, on the third Business Day after all conditions to the obligations of Purchaser and Sellers under Articles 9 and 10 of this Agreement shall have been satisfied or waived (other than those requiring a delivery of a certificate or other document, or the taking of other action, at the Closing), or at such other place and on such other date as the parties may mutually agree in writing (such date on which the Closing occurs hereinafter is referred to as the "Closing Date").

      1.2 Effectiveness. The consummation of the transactions contemplated by this Agreement and the Closing shall be deemed to take place at 12:01 a.m., Central Standard Time, on the Closing Date (the "Effective Time") and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all transactions are completed and all documents are delivered.

      1.3 Transactional Overview. Subject to the terms and conditions contained herein, unless otherwise agreed in writing, the parties contemplate that the transaction envisioned by this Agreement will be effected as described in this Section.

            (a) United States - Asset Sale. The Business in the United States will be transferred to Purchaser pursuant to an asset sale.

            (b) Employees Outside the United States. The Business employs three individuals outside the United States: Mr. Matthew Ashton in the United Kingdom, Mr. Y.T. Lee in South Korea and Mr. Menjoe Deng in Taiwan. The foregoing employees will become employees of Purchaser at the Closing pursuant to Article 5. Assets of the Business in the United Kingdom, South Korea and Taiwan consist solely of the books and records used by such employees in the conduct of the Business. The parties anticipate that the physical relocation of the foregoing employees and their use after the Closing Date of Sellers' offices and office equipment (including computer equipment) shall be governed by the Transition Services Agreement.

2.    PURCHASE AND SALE

      2.1 Purchase and Sale. Upon the terms and subject to the conditions contained herein, except as otherwise provided in Sections 2.2 and 2.3 hereof, at the Closing, Sellers shall sell, convey, transfer and assign to Purchaser, and Purchaser shall purchase, assume and acquire from Sellers, all of Sellers' right, title and interest in and to the following assets, properties and rights (the "Assets"):

            (a) all inventory, including raw materials, work-in-process and finished goods, of the Business ("Inventory");

            (b) all furnishings, furniture, computer equipment, office equipment and supplies, vehicles, tooling (but for customer-owned tooling, only Sellers' right to use such tooling), patterns, dies, jigs, machinery and equipment, and other tangible personal property (other than Inventory) used exclusively in the Business ("Personal Property"), including the Personal Property described on Schedule 2.1(b);

            (c)   the Transferred Intellectual Property;

            (d) all contracts, agreements, arrangements and/or commitments relating exclusively to the Business (other than Excluded Assets, Intellectual Property Licenses and Permits) ("Contracts");

            (e) all customer and vendor lists relating exclusively to the Business, all files and documents (including credit information) to the extent relating exclusively to customers and vendors of the Business; and all production data, equipment maintenance data, accounting records, inventory records, sales and sales promotional data, advertising materials, cost and pricing information, business plans, reference catalogs and any other such data and records, in each case to the extent relating exclusively to the Business; provided, however, that Sellers shall be entitled to retain copies of any such materials which are necessary for their tax, accounting, legal or other reasonable business purposes;

            (f) all rights pursuant to any express or implied warranties, representations or guarantees made by suppliers furnishing goods or services to the extent furnished to the Business;

            (g) all trade accounts receivable and trade notes receivable of the Business, whether recorded or unrecorded, including without limitation, inter-company trade accounts receivable ("Accounts Receivable");

            (h) prepaid expenses and deposits relating primarily to the Business to the extent such prepaid expenses and deposits will accrue to the benefit of Purchaser in respect of the Business following the Closing and except for the prepaid expenses and deposits described on Schedule 2.2(o) ("Prepaid Expenses");

            (i)   all goodwill of the Business; and

            (j) all other assets, properties and rights owned, used or held for use by Sellers exclusively in the Business.

      2.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the following assets, properties and rights ("Excluded Assets") are not intended to and shall not be sold, assigned, transferred or conveyed to Purchaser hereunder and such assets, properties and rights shall not be deemed Assets hereunder:

            (a) all cash (including, without limitation, cash overdrafts), cash equivalents and marketable securities (including, without limitation, all money market accounts and mutual fund accounts);

            (b) all of Sellers' and their Affiliates' rights in and to all names, marks, trade names and trademarks incorporating "Honeywell," "AlliedSignal," or any derivation therefrom and all corporate symbols or logos incorporating "Honeywell" or "AlliedSignal," either alone or in combination and any and all goodwill represented thereby and pertaining thereto;

            (c) contracts of insurance maintained by or on behalf of Sellers (including any return of charges or premiums under retrospective rating plans) and all rights thereunder;

            (d) all rights of Sellers under this Agreement or any Ancillary Agreement;

            (e) Sellers' corporate seals, minute books and other corporate records;

            (f) all refunds, rebates, abatements, or credits for Taxes that are Excluded Liabilities;

            (g) all assets not dedicated exclusively to the Business used in providing general and administrative services or information technology services to the Business;

            (h) any employee data which relates to employees who are not Employees or which Sellers are prohibited by Law or agreement from disclosing or delivering to Purchaser;

            (i) employee benefit plans of Sellers and the assets thereof, except to the extent provided by Article 5;

            (j) all claims, rights, benefits and interests arising under or resulting from any Excluded Asset or Excluded Liability;

            (k) shares or other ownership interests held by Sellers or their Affiliates in any Person;

            (l) all intellectual property of Sellers or any of their Affiliates other than the Transferred Intellectual Property, including all rights in and to the patents and the patent applications listed on Schedule 2.2(l);

            (m) Sellers' and their Affiliates' rights in (x) the parcel of real property and building located in Richardson, Texas (the "Richardson Facility"); (y) the parcel of real property and building located in Juarez, Mexico, (the "Juarez Facility"); and (z) the parcel of real property and building located in Plymouth, Minnesota (the "Plymouth Facility");

            (n)   all Permits; and

            (o)   all assets, properties and rights described on Schedule
2.2(o).

      2.3   Assignment of Assets.

            (a) Notwithstanding anything to the contrary in this Agreement (but subject to Sections 9.3 and 10.3) or any Ancillary Agreement, to the extent that any sale, conveyance, transfer or assignment or attempted sale, conveyance, transfer or assignment of any Contract, Intellectual Property License or other Asset described in Section 2.1 to be sold, conveyed, transferred or assigned to Purchaser, or any claim, right or benefit arising thereunder or resulting therefrom (collectively, the "Interests"), would constitute a breach under such related Asset or a violation of any applicable Laws, or such Interest is not capable of being sold, conveyed, transferred or assigned without any Consent which has not been obtained by (or does not remain in full force and effect at) the Closing, this Agreement shall not constitute a sale, conveyance, transfer or assignment thereof, or an attempted sale, conveyance, transfer or assignment thereof, unless and until such Interest (a "Retained Interest") can be sold, conveyed, transferred and assigned in accordance with Section 2.1 without such a breach or violation of Laws or after such Consent is obtained, at which time such Retained Interest shall be deemed to be sold, conveyed, transferred and assigned in accordance with Section 2.1, whereupon it shall cease to be a Retained Interest. The foregoing does not limit Sellers' and Purchaser's obligations under the provisions of Section 8.4.

            (b) Sellers and Purchaser shall, during the remaining term of any Retained Interest, use their reasonable efforts to (i) obtain any required third party Consent to the sale, conveyance, transfer and assignment of such Interest (which shall not include any obligation of Sellers or Purchaser to pay any consideration therefor or agree to relinquish or modify any rights in exchange therefor); (ii) cooperate in any reasonable and lawful arrangements (that do not violate the terms of the relevant Retained Interest) designed to provide the benefits of such Retained Interest to Purchaser, in which case Purchaser shall promptly pay or satisfy the corresponding liabilities and obligations to the extent Purchaser would have been responsible therefor if such Retained Interest had been transferred to Purchaser at the Closing; and (iii) enforce, at the request of Purchaser and subject to Purchaser's prompt reimbursement of Sellers' out of pocket costs, any rights of Sellers arising from such Retained Interest against the issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Retained Interest in accordance with the terms thereof upon the advice of Purchaser).

3.    PAYMENT AND ADJUSTMENT OF PURCHASE PRICE; ALLOCATION.

      3.1   Initial Purchase Price.

            (a) The initial purchase price to be paid by Purchaser for the Assets (the "Initial Purchase Price") shall be seventy-five million dollars ($75,000,000.00). The Initial Purchase Price shall be subject to adjustment as hereinafter set forth in Section 3.2.

            (b) At the Closing, Purchaser shall pay the Initial Purchase Price to Honeywell, by a wire transfer of immediately available funds in US currency to a bank account to be designated in writing by Honeywell not less than two (2) Business Days prior to the Closing Date.

      3.2   Post-Closing Adjustment.

            (a) The Initial Purchase Price shall be increased or decreased by the amount, if any, by which the Final Net Working Capital is greater or less than five million four hundred ninety-five thousand dollars ($5,495,000) (the "Initial Net Working Capital"), provided, however, that any increase or decrease in the Initial Purchase Price shall not exceed seven million dollars $7,000,000. "Final Net Working Capital" means the sum of (x) Inventory (net of reserves), Trade Receivables and any other assets in existence as of the Effective Time which would be classified as current assets in accordance with the Accounting Principles less (y) Customer Credits, Inter-company Trade Payables, Prepaid Expenses, Accrued Liabilities and any other liabilities in existence as of the Effective Time which would be classified as current liabilities in accordance with the Accounting Principles, in each case as shown on the Final Closing Net Working Capital Statement (as defined herein). The Initial Purchase Price as adjusted pursuant to this Section 3.2 hereinafter shall be referred to as the "Adjusted Purchase Price".

            (b) Not later than ninety (90) days after the Closing Date, Sellers will prepare and deliver to Purchaser a statement of the net working capital of the Business as of the close of business on the day prior to the Closing Date (the "Proposed Closing Net Working Capital Statement") prepared in accordance with the accounting policies, practices and procedures used to prepare the Reference Balance Sheet and summarized in the Financial Statements (the "Accounting Principles"). The Proposed Closing Net Working Capital Statement shall not include any Excluded Assets or Excluded Liabilities. The net amount of Inventory set forth on the Proposed Closing Net Working Capital Statement shall reflect Sellers' annual obsolescence review of inventory for 2004 conducted in accordance with the Accounting Principles. Purchaser agrees to provide Sellers and Sellers' accountants, at no cost to Sellers, access to the books and records of the Business to the extent reasonably requested by Sellers for purposes of preparing the Proposed Closing Net Working Capital Statement and will cause appropriate personnel of Purchaser to provide reasonable assistance to Sellers and their representatives, at no cost to Sellers, in the preparation of the Proposed Closing Net Working Capital Statement. Sellers agree to provide Purchaser and Purchaser's accountants, at no cost to Purchaser, access to the books and records of the Business to the extent reasonably requested by Purchasers for purposes of reviewing the Proposed Closing Net Working Capital Statement, and any related supported schedules prepared by Sellers in connection with the preparation of the Proposed Closing Net Working Capital Statement, and will cause appropriate personnel of Sellers to provide reasonable assistance to Purchaser and its representatives, at no cost to Purchaser, in Purchaser's review of the Proposed Closing Net Working Capital Statement.

            (c) Unless Purchaser notifies Sellers in writing that it disagrees with any aspect of the Proposed Closing Net Working Capital Statement (such notice to include Purchaser's objections and reasonably detailed proposed revisions to said documents and in reasonable detail the basis therefor along with any relevant supporting data), within thirty (30) days after receipt thereof, the Proposed Closing Net Working Capital Statement shall be conclusive and binding on Sellers and Purchaser. If Purchaser so notifies Sellers in writing within such thirty (30) day period, then Sellers and Purchaser shall attempt to resolve their differences with respect thereto within fifteen (15) days after Sellers' receipt of Purchaser's written notice of disagreement. Any disputes not resolved by Sellers and Purchaser within such fifteen (15) day period regarding the Proposed Closing Net Working Capital Statement will be resolved by Deloitte & Touche (the "Firm"). The Firm shall make a determination on the disputes so submitted as well as such modifications, if any, to the Proposed Closing Net Working Capital Statement as reflect such determination, and the same shall be conclusive and binding upon the parties. The Firm shall be instructed by the parties to resolve any disputes in respect of the Proposed Closing Net Working Capital Statement in strict accordance with the terms of this Section 3.2 and the Accounting Principles. The determination of the Firm for any item in dispute cannot, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the Proposed Closing Net Working Capital Statement, in the case of Sellers, or in the notice of objections described in the first sentence of this paragraph, in the case of Purchaser. The fees and expenses of the Firm shall be shared equally by Sellers and Purchaser. As used herein, "Final Closing Net Working Capital Statement" shall mean either (x) the Proposed Closing Net Working Capital Statement as mutually agreed to by the parties or (y) in the event of any dispute resolved by the Firm, the Proposed Closing Net Working Capital Statement as amended and restated by the Firm.

            (d) Not later than thirty (30) days after the engagement of the Firm to resolve a dispute pursuant to subsection (b) above (as evidenced by its written acceptance by facsimile or otherwise to the parties), the parties shall submit simultaneous briefs to the Firm (with a copy to the other parties) setting forth their respective positions regarding the issues in dispute, and not later than thirty (30) days after the submission of such briefs the parties shall submit simultaneous reply briefs (with a copy to the other parties). The Firm shall render its decision resolving the dispute within thirty (30) days after submission of the reply briefs. If additional briefing, a hearing, or other information is required by the Firm, the Firm shall give notice thereof to the parties as soon as practicable before the expiration of such thirty (30) day period, and the parties shall promptly respond with a view to minimizing any delay in the decision date.

            (e)   Any adjustment required hereunder shall be payable as follows:

                  (i) If the Final Net Working Capital is less than the Initial Net Working Capital, within five (5) Business Days of the final determination of the Final Net Working Capital, Sellers shall pay to Purchaser the difference (less amounts previously paid pursuant to clause (iii) below in respect of such difference) plus interest thereon at the rate of LIBOR plus 0.25% per annum from (but excluding) the Closing Date through and including the date of payment. Such payment shall be made by a wire transfer of immediately available funds in US currency to a bank account designated in writing by Purchaser.

                  (ii) If the Final Net Working Capital is more than the Initial Net Working Capital, within five (5) Business Days of the final determination of the Final Net Working Capital, Purchaser shall pay to Sellers the difference (less amounts previously paid pursuant to clause (iii) below in respect of such difference) plus interest thereon at the rate of LIBOR plus 0.25% per annum from (but excluding) the Closing Date through and including the date of payment. Such payment shall be made by a wire transfer of immediately available funds in US currency to a bank account designated in writing by Sellers.

                  (iii) If at any time after the delivery of the Proposed Closing Net Working Capital Statement, any portion of any adjustment is not in dispute between Purchaser and Sellers or, if following any such dispute, the parties resolve their difference with respect to all or any portion thereof without a determination by the Firm, Purchaser or Sellers, as the case may be, shall within five (5) Business Days pay to the other the amount of the adjustment not previously paid by Purchaser or Sellers and not in dispute, plus interest thereon at the rate of LIBOR plus 0.25% per annum from (but excluding) the Closing Date through and including the date of payment. Such payment shall be made by a wire transfer of immediately available funds in US currency to a bank account designated in writing by Purchaser or Sellers, as the case may be.

            (f) The purpose of this Section 3.2 is to determine the purchase price to be paid by Purchaser under this Agreement. Accordingly, any determination pursuant to subsection (c) above made by the Firm shall not be deemed to be an indemnification by either Sellers or Purchaser, as the case may be, pursuant to Article 15, nor subject to the limitation on indemnities set forth in Section 15.4 hereof.

      3.3 Allocation of Purchase Price. Prior to the Closing, Sellers and Purchaser shall mutually agree to the allocation of the Initial Purchase Price (plus those Assumed Liabilities reflected on the Reference Balance Sheet that constitute liabilities for federal income tax purposes) among the Assets and the non-competition provision set forth in Section 14.1 in accordance with Section 1060 of the Code (the "Allocation of Purchase Price"). Within thirty (30) days after the Adjusted Purchase Price is finally determined, Sellers and Purchaser shall adjust the Allocation of Purchase Price to reflect any adjustment to the Initial Purchase Price pursuant to Section 3.2 and the Assets and Assumed Liabilities as finally determined and reflected on the Closing Net Working Capital Statement. In the event of any such adjustment to the Purchase Price, such adjustment shall be allocated on a dollar for dollar basis to the particular class of Asset or Assumed Liabilities that gave rise to such adjustment (the "Final Allocation"). Sellers and Purchaser shall prepare and file Form 8594 or such other form or statement as may be required by Law, and any comparable state or local income tax form in a manner consistent with the Final Allocation. Sellers and Purchaser shall adhere to the Final Allocation for all Tax-related purposes including any federal, foreign, state, county or local income and franchise Tax Return filed by them after the Closing Date, including the determination by Sellers of taxable gain or loss on the sale of the Assets and the determination by Purchaser of its tax basis with respect to the Assets.

4.    ASSUMPTION OF LIABILITIES AND OBLIGATIONS.

      4.1 Assumption of Certain Liabilities and Obligations by Purchaser. Except as otherwise provided in Section 4.2 hereof, from and after the Closing Date, Purchaser shall, without any further responsibility or liability of, or recourse to, Sellers, or any of their respective directors, shareholders, officers, employees, agents, consultants, representatives, Affiliates, successors or assigns, absolutely and irrevocably assume and be liable and solely responsible for the following liabilities, claims, obligations, costs and expenses of any kind or nature whatsoever, whether arising before or after the Closing and whether known or unknown, fixed or contingent, matured or unmatured ("Liabilities"), arising out of or relating to:

            (a) the ownership, use or possession of the Assets after the Effective Time, including any claim that a product used, manufactured, sold or offered for sale by Purchaser after the Effective Time infringes any patent, copyright, trademark or other intellectual property right;

            (b) the Business or the conduct of the Business after the Effective Time;

            (c) Liabilities with respect to employee and employee benefits matters assumed by Purchaser under Article 5;

            (d) Liabilities under or with respect to the Contracts, Intellectual Property Licenses and Permits (other than to the extent that such Liabilities are attributable to or accrue or arise from any act or omission prior to the Effective Time);

            (e) Liabilities with respect to the Business set forth on the Reference Balance Sheet or which arise after the Reference Date in the ordinary course and are reflected on the Final Closing Net Working Capital Statement; and

            (f) Liabilities for Taxes allocated to Purchaser pursuant to Sections 14.2(b) and 14.2(c).

The Liabilities described in the foregoing clauses (a) through (f) are referred to collectively as the "Assumed Liabilities").

      4.2 Excluded Liabilities. Except as expressly provided in Section 4.1, Purchaser shall not assume (by virtue of this Agreement, including Section 2.1, or the transactions contemplated hereby or otherwise), and shall not have any liability or responsibility for, any Liabilities relating to the Business, the Assets or any Seller; provided, however, it is understood and agreed that those Liabilities specifically addressed in the following clauses of this Section 4.2 or elsewhere in this Agreement, shall be handled as set forth therein. All such Liabilities (collectively, the "Excluded Liabilities") are, and at all times shall remain, the Liabilities of Sellers and shall include the following Liabilities:

            (a) any Liabilities for Taxes allocated to Sellers pursuant to Sections 14.2(a) and 14.2(c);

            (b) any Liabilities under any agreement for indebtedness for borrowed money to third parties;

            (c) all Liabilities with respect to employee and employee benefit matters that are not assumed by Purchaser under Article 5;

            (d) except with respect to matters relating in any way to Environmental Laws, Environmental Permits, or Hazardous Materials, which are addressed exclusively by Sections 4.2(e), and except for Liabilities with respect to employee and employee benefits matters that are assumed by Purchaser under Article 5, all Liabilities arising as a result of litigation or claims (including without limitation written notices of events giving rise to bodily injury or death) arising from acts or omissions of Sellers or their Affiliates or the operation of the Business prior to the Effective Time including, without limitation, Liabilities related to or arising from bodily harm, death or personal injury arising from or related to any product shipped, distributed or sold by, or any service provided by, Sellers or their Affiliates prior to the Closing Date; provided, however, that, notwithstanding anything herein to the contrary, all Product Warranty Claims to the extent reserved for, or reflected on the Final Closing Net Working Capital Statement shall be Assumed Liabilities and Losses for purposes of Section 15.2(c).

      As used herein, "Product Warranty Claims" shall mean all Liabilities for consequential, incidental and liquidated damages as well as lost profits, other monetary amounts due to customers of the Business with respect or related to defects in goods and equipment delivered to customers or services provided to customers, or goods and equipment in transit to customers, in each case, occurring prior to the Closing Date, in connection with the return, replacement and/or repair or rework of goods and equipment and/or services, whether pursuant to (i) product warranties extended by Sellers or their Affiliates in respect of products delivered to the customers of the Business prior to the Closing Date or
(ii) product warranties or obligations implied or provided by applicable Law including by operation of Law, in respect of products delivered to customers of the Business prior to the Closing Date, and whether or not such involve any misrepresentation or breach of warranty by Sellers or their Affiliates;

            (e) subject to Section 15.5(d), any Environmental Liabilities arising out of, or resulting from, the operation of the Business prior to the Effective Time (the "Excluded Environmental Liabilities");

            (f) any Liabilities under Contracts, Intellectual Property Licenses and Permits to the extent arising out of or relating to a breach or default thereof by Sellers prior to the Effective Time;

            (g) except with respect to matters relating in any way to Environmental Laws, Environmental Permits, or Hazardous Materials, which are addressed exclusively by Sections

4.2(e), Liabilities with respect to all pending suits, actions, arbitrations, administrative or other proceedings, or governmental investigations;

            (h)   all trade payables of the Business; and

            (i)   any Liabilities to the extent relating to the Excluded Assets.

5.    EMPLOYEE AND EMPLOYEE BENEFITS MATTERS.

      5.1 Scope of Article. This Article 5 contains the covenants and agreements of the parties with respect to (a) the status of employment of the employees of Sellers or their Affiliates, employed in the Business as of the Closing Date ("Employees"), and (b) the employee benefits and employee benefit plans provided or covering such Employees and former employees of Sellers or their Affiliates who terminated employment with Sellers or their Affiliates while employed in the Business or retired from the Business ("Former Employees"). Nothing herein expressed or implied confers upon any Employee or Former Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Article 5.

      5.2 US Employees. This Section 5.2 applies only to Employees and Former Employees employed or previously employed by the Business in the United States (the "US Business"). Set forth in Schedule 5.2 is a list of all Employees of the US Business as of a date not more than thirty (30) days prior to the date hereof.

            5.2.1 Employment.

            (a) Offer of Employment. Purchaser shall offer employment effective as of the Closing Date to all Employees located in the United States ("US Employees") and who are employed by Sellers immediately prior to the Closing Date. A US Employee who is absent immediately prior to the Closing Date due to vacation, holiday, authorized leave of absence, illness, injury or short-term or long-term disability shall be considered to be employed immediately prior to the Closing Date. Purchaser shall initially provide US Employees with a position with substantially similar requirements and responsibilities and, for at least one (1) year after the Closing Date, with base pay that is no less than that provided by the Sellers on the day before the Closing Date. US Employees who become employed by the Purchaser through the acceptance of an offer of employment effective as of the Closing Date shall be referred to as "Transferred US Employees" and shall become employees of the Purchaser as of the Closing Date.

            (b) Purchaser Benefit Plans. Following the Closing Date, Transferred US Employees will be eligible to participate, to the same extent as similarly situated Purchaser employees, in Purchaser's "employee benefit plans" as defined in Section 3(3) of ERISA or other plans, arrangements or agreements providing benefits to employees (or to any dependent or beneficiary thereof) of Purchaser, including without limitation, all vacation, holiday, cafeteria, medical, disability, stock purchase, policies, programs, practices or arrangements (each a "Purchaser Benefit Plan"). Transferred US Employees shall, as soon as administratively feasible after the Closing Date, be enrolled in the Purchaser Benefit Plans, and until such enrollment date, shall continue to participate in Sellers' Welfare Benefit Plans to the extent, if any, as provided in Section 5.2.5(a). The Purchaser Benefit Plans shall (i) credit all service with Sellers for purposes of eligibility and participation;
(ii) waive any pre-existing condition limitation or exclusion or any actively-at-work requirement; (iii) credit all payments made by a Transferred US Employee for healthcare expenses during the current plan year for purposes of deductibles, co-payments and maximum out-of-pocket limits, but only to the extent such Transferred US Employee provides written evidence of such payments. In addition, Transferred US Employees shall be eligible, in the same manner as Purchaser's similarly situated employees, for option grants under Purchaser's employee stock option plans, as approved from time to time in the discretion of Purchaser's Board of Directors, or a committee thereof, and subject to the terms and conditions of such plans.

            (c) Work Location. If any offer of employment by Purchaser under this Section 5.2 requires a US Employee's principal place of business to be more than fifty (50) miles from the US Employee's current principal place of business with Sellers prior to the Closing Date, Purchaser acknowledges and agrees that if such Employee refuses to accept such offer, Purchaser shall be liable for the severance pay benefit described in Section 5.2.1(d) to which such Employee may be entitled under Sellers' severance plan or applicable law.

            (d) Severance Benefits. If Purchaser terminates the employment of any Transferred US Employee within one (1) year after the Closing Date, for any reason other than cause, Purchaser shall pay such Transferred US Employee a severance benefit, consisting of notice pay, salary continuation and continued benefits and insurance coverage that shall in no event be less than, or paid later than, the severance benefit, if any, to which such Transferred US Employee would have been entitled if Sellers' severance plans, as in effect as of the Closing Date, applied to such termination of employment. For purposes of this
Section 5.2.1(d), service with both Sellers and Purchaser shall be taken into account in computing the amount of such benefit. After the one year anniversary of the Closing Date, Purchaser shall have no obligation to offer or pay any severance benefit to a Transferred US Employee, except as may be required by Purchaser's then applicable severance plan, if any, covering similarly situated employees of the Purchaser.

            (e) Employee Claims. Purchaser shall be responsible for, and shall indemnify and hold harmless, Sellers against any liability, claim or obligation (including reasonable attorney's fees) relating to or arising out of any offer of employment by Purchaser or the employment or termination of employment of Employees on or after the Closing Date, except to the extent, that such liability, claim or obligation is based on obligations or liabilities of Sellers that constitute Excluded Liabilities.

            5.2.2 Pension Plan. Sellers shall amend the Honeywell Retirement Earnings Plan ("Sellers' Pension Plan") to fully vest all Transferred US Employees in their accrued benefit under Sellers' Pension Plan as of the Closing Date. Sellers shall retain liability for benefits accrued by Transferred US Employees under Sellers' Pension Plan as of the Closing Date.

            5.2.3 Savings Plans. Sellers shall amend the Honeywell Savings and Ownership Plan I ("Sellers' Savings Plan") to provide that Transferred US Employees shall fully vest in their Sellers' Savings Plan accounts (the "Accounts") as of the Closing Date. Purchaser shall maintain or establish as of the Closing Date one or more tax-qualified defined contribution savings plan or plans ("Purchaser's Savings Plan") which provides each Transferred Employee with eligibility, vesting, contribution and benefit payment provisions that are the same as that provided to other similarly situated employees of Purchaser. Transferred US Employees with account balances under the Sellers' Savings Plan shall be eligible to effect a direct rollover (as described in Section 401(a)(31) of the Code), in accordance with the rollover provisions of Purchaser's Savings Plan and such plan's applicable rollover policies, of all or a portion of any such Transferred US Employee's balance under the Sellers' Savings Plan, including notes or other evidence of indebtedness relating to an outstanding loan to the Transferred US Employee from the Sellers' Savings Plan, provided, however, that rollovers of after-tax employee contributions to Purchaser's Savings Plan shall not be permitted. Purchaser's Savings Plan shall (i) permit immediate participation and eligibility for employer contributions for all Transferred US Employees as of the Closing Date; (ii) credit all service with Sellers for purposes of the eligibility, participation, vesting and benefit accrual requirements of Purchaser's Savings Plans; and (iii) meet all requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code.

            5.2.4 Retiree Health and Life Insurance Benefits. Purchaser shall not assume any liabilities or obligations of Sellers for benefits payable to Transferred US Employees under any of Sellers' retiree medical benefit or retiree life insurance benefit programs.

            5.2.5 Employee Welfare Plans.

            (a) Purchaser shall, as of the Closing Date, and solely in accordance with the terms and conditions of the Transition Services Agreement, assume and pay all liabilities and obligations of Sellers for the benefits payable or to become payable to Transferred US Employees and their beneficiaries under the medical, dental, life insurance, disability, vacation, cafeteria, flexible spending, dependent care and other welfare benefit plans and programs covering Employees identified in Schedule 6.15(b) (collectively "Sellers' Welfare Benefit Plans"); provided, however, that Purchaser shall not assume any liability or obligation of Sellers for medical, dental, or life insurance benefit claims of Transferred US Employees incurred prior to the Closing Date. For purposes of this Section 5.2.5, a medical or dental benefit claim shall be deemed to be incurred when the services giving rise to the claim are performed and not when the Employee is billed for such services or submits a claim for benefits.

            (b) Purchaser shall (i) cover the Transferred US Employees under a medical and dependent care flexible spending account plan sponsored by Purchaser ("Purchaser's Section 125 Plan") effective as of the Closing Date, (ii) recognize the elections that each such Transferred US Employee had in effect under Sellers' Section 125 Plan for the calendar year in which such Transferred US Employee becomes covered under Purchaser's Section 125 Plan, (iii) cause Purchaser's Section 125 Plan to assume the account balances associated with each Transferred US Employee's flexible spending accounts under the plan of the Sellers covering each such Transferred US Employee up to the annual contribution limits provided under Purchaser's Section 125 Plan, and (iv) be responsible for reimbursement of all previously unreimbursed eligible medical and dependent care claims incurred by Transferred US Employees in such calendar year. Sellers shall provide, or cause Sellers' Section 125 Plan administrator to provide, Purchaser with all data necessary, on a timely basis, for Purchaser to provide the benefits required under this Section 5.2.5(b).

            5.2.6 Other Compensation Arrangements. From and after the Closing Date, Purchaser shall assume and pay when due all liabilities and obligations of Sellers relating to accrued vacation of Transferred US Employees as of the Closing Date. After the Closing Date, vacation will accrue in accordance with Purchaser's vacation policies as provided in Section 5.2.1(b) above.

            5.2.7 Severance and WARN Act Liability. Purchaser agrees to pay and be responsible for all liability, cost or expense for severance benefits that arise from the termination of employment of any Transferred US Employee by Purchaser on or after the Closing Date to the extent contemplated by Section 5.2.1(d) of this Agreement. Purchaser agrees to pay and be responsible for all liability, cost, expense and sanctions resulting from any failure to comply with the WARN Act, and the regulations thereunder, in connection with the consummation of the transactions described in or contemplated by this Agreement.

            5.2.8 Health Care Continuation Coverage. Purchaser agrees to provide Transferred US Employees and their covered beneficiaries with continuation coverage required by Section 4980B of the Code or Sections 601 through 608 of ERISA ("COBRA") as a result of "qualifying events" (as defined in Section 4980B of the Code) which occur on or after the Closing Date.

            5.2.9 Cooperation. Sellers and Purchaser shall cooperate with each other with respect to any employment-related charge, complaint, investigation or inquiry of any kind relating to any Employee or Former Employee, including but not limited to, providing copies of documents and making witnesses available. Sellers and Purchaser agree that Purchaser shall reinstate any Former Employee if Purchaser consents to such reinstatement (which consent shall not be unreasonably withheld) or if reinstatement is ordered by a court or governmental agency; provided, that Sellers must make a good faith effort to defend against any such charge, complaint, investigation or inquiry.

            5.2.10 IRS Form W-2. The parties agree that they shall comply with the alternative procedure of Section 5 of IRS Revenue Procedure 96-60, 1996-2 C.B. 399 and Section 5 of IRS Procedure 99-50, 1999-52 I.R.B. 757, and that Purchaser shall prepare and file Forms W-2 for the Employees for the year in which the Closing occurs and Sellers shall be relieved of preparing IRS Forms W-2 for the Employees for the year in which the Closing occurs.

            5.2.11 Workers' Compensation. Purchaser shall be responsible for all liabilities and obligations for workers' compensation claims relating to any Transferred US Employee which arise out of, or relate to, occurrences on or after the Closing Date.

      5.3 Non-US Employees. This Section 5.3 applies only to Employees and Former Employees employed by or previously employed in the Business outside of the United States (the "Non-US Business"). Set forth in Section 1.3(b) is a list of all Employees of the Non-US Business as of the date hereof.

            5.3.1 Scope of Section. This Section 5.3 contains covenants and agreements of the parties on and as of the Closing Date with respect to:

            (a) the status of employment of the Employees employed by Sellers and their Affiliates in the Non-US Business, whether hourly or salaried, and who are actively at work on the Closing Date, or who are absent on the Closing Date due to vacation or holiday or other leave, whether paid or unpaid, or due to illness (the "Non-US Employees") upon the sale of the Business to Purchaser; and

                  (b) the Non-US Benefit Plans provided or covering such Non-US Employees.

            5.3.2 Employment and Other Employee Matters.

            (a) The parties understand and agree that wherever legally permissible or required, the Non-US Employees shall become employees of Purchaser by operation of applicable law or regulations ("Transfer Provisions") or pursuant to the terms of any necessary transfer agreement relating to that jurisdiction. Where such transfer is not possible in the manner described in the preceding sentence, Purchaser shall offer the Non-US Employees employment on terms and conditions consistent with those described in Section 5.3.2(b) below and as required by law to effectuate their employment with the Purchaser effective upon the Closing Date.

            (b) The parties agree that the contracts of employment of Non-US Employees will have effect from the Closing Date as if originally made between Purchaser and the Non-US Employees with positions, duties, responsibilities, compensation, employee benefits, and other terms and conditions of employment, including those arising from collective labor agreements, which are not less favorable in any respect than those in effect with Sellers immediately before the Closing Date and for the period as required by applicable Law or one (1) year, if longer. In computing the amount of entitlement under all terms and conditions of employment, including compensation and employee benefits, service with both Sellers and Purchaser shall be taken into account. Except as set forth in the Transition Services Agreement, each Non-US Employee shall cease to be an active participant in all Sellers' Non-US Benefits Plans on the Closing Date.

            (c) For the avoidance of doubt, Purchaser acknowledges that it shall be solely responsible for any amounts becoming payable to Non-US Employees under any Laws as a result of their being dismissed by Purchaser at any time on or after the Closing Date, notwithstanding that such amount may be calculated under the Laws by reference to periods of employment with Sellers as well as periods of employment with Purchaser.

            (d) Purchaser shall indemnify Sellers against all losses, costs, liabilities, expenses, actions, proceedings, claims and demands arising out of or in connection with:

                  (i) any change in the working conditions of the Non-US Employees occurring on or after the Closing Date (including, without limitation, any change in the principal work location of the Non-US Employees by the Purchaser);

                  (ii) the change of employer occurring by virtue of this Agreement being significant and detrimental to any of the Non-US Employees;

                  (iii) the employment by Purchaser on or after the Closing Date of the Non-US Employees other than on terms at least as favorable as those enjoyed immediately prior to the Closing Date;

                  (iv) any claim by a Non-US Employee (whether in contract or in tort or under statute for any remedy including, without limitation, for breach of contract, unfair dismissal, redundancy, statutory redundancy, equal pay, sex, race or disability discrimination, unlawful deductions from wages or for breach of statutory duty or of any nature) as a result of anything done or omitted to be done by Purchaser; or

                  (v) the refusal of any Non-US Employee to accept employment with Purchaser if such refusal is attributable to the failure of Purchaser to offer employment in accordance with Section 5.3.

            (e) If Purchaser terminates the employment of any Non-US Employee within one (1) year after the Closing Date, Purchaser shall pay such Non-US Employee a redundancy or severance benefit that shall in no event be less than, nor paid later than, the benefit, if any, to which such Non-US Employee would have been entitled under Sellers' redundancy settlement policy, as in effect as of the Closing Date, if such policy applied to such termination of employment or, if greater, the redundancy or severance benefit required by Law or a collective bargaining agreement. After the one-year anniversary of the Closing Date, Purchaser shall have no obligation to offer or pay any severance benefits to a non-US Employee, except as may be required by Purchaser's then-applicable severance plans, if any, covering similarly situated employees of the Purchaser, or by Law or a collective bargaining agreement.

            (f) Purchaser declares to the Sellers that it will accept the benefit and the burden of the collective bargaining agreements covering Non-US Employees, to the extent disclosed to Purchaser prior to the date hereof, as if such agreements had been made by Purchaser and not by Sellers.

            (g) In the event Laws require that Purchaser or its Affiliates assume liabilities for any benefits accrued for a Non-US Employee under any Non-US Benefit Plan, Seller or Seller's applicable benefit plan shall pay to, or transfer to, Purchaser or Purchaser's applicable benefit plan the current amount of assets, if any, held in respect to such of such Non-US Employee under such Non-US Benefit Plan. Following the transfer, as described above, Sellers and the related Seller Non-US Benefit Plan will be discharged from any further liability towards such Non-US Employee or towards Purchaser with respect to such transferred benefit.

            (h) The Non-US Employees will cease active participation in any stock option, stock purchase or other stock plan of Sellers as of the Closing Date. If required by Law, each Non-US Employee who either was immediately prior to the Closing Date a member of such a plan or who, but for Closing, would have become eligible to become a member after the Closing Date of such a plan will be offered membership in a Purchaser's replacement plan with effect from the Closing Date or such later date as the employee would have become eligible for Sellers' plan had the Closing not occurred.

            (i) From and after the Closing Date, Purchaser shall assume and pay when due all liabilities and obligations of Sellers relating to accrued vacation of Non-US Employees as of the Closing Date.

            (j) With respect to the calendar year in which the Closing Date occurs, Purchaser shall be responsible for and pay a cash incentive compensation award to each Non-US Employee who is eligible for an award under Sellers' incentive compensation plans for such year which is at least equal to the incentive compensation award such Non-US Employee would have received under Sellers' incentive compensation plans immediately prior to the Closing Date, had such Non-US Employee remained employed by the Sellers through the end of the calendar year in which the Closing Date occurs.

            (k) To the extent permitted by Law, Purchaser shall give to Sellers, and Sellers shall give to Purchaser, on a timely basis all requisite and pertinent information which Sellers and Purchaser, respectively, may require in order to comply with their respective obligations with respect to the Non-US Employees.

            (l) Purchaser shall comply with all obligations under applicable National Laws to provide information to Sellers for onward transmission to Non-US Employees or their representatives and/or to provide such information directly to the Non-US Employees or their representatives.

6.    REPRESENTATIONS AND WARRANTIES OF SELLERS

      Sellers, jointly and severally, represent and warrant to Purchaser as follows:

      6.1 Due Organization. Each of the Sellers is a legal entity of the type described in Schedule 6.1, duly organized, validly existing and in good standing under the Laws of the jurisdiction indicated in Schedule 6.1. Each of the Sellers is duly qualified to transact business in any jurisdiction where the ownership or leasing of the Assets and the conduct of the Business require them to be so qualified except where the failure to be so qualified would not, individually or in the aggregate with other such failures, reasonably be expected to have a Material Adverse Effect. Sellers have all requisite corporate power and authority to conduct the Business as it is now being conducted by them and to enter into and perform their respective obligations under this Agreement and the Ancillary Agreements to which they are contemplated to be parties.

      6.2 Authority. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements contemplated to be executed and delivered at the Closing by each Seller has been duly and validly authorized by all necessary corporate action on the part of the applicable Seller or Sellers. Upon execution by the relevant Seller, this Agreement shall have been duly and validly executed and delivered by such Seller and shall be enforceable against such Seller in accordance with its terms except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors' rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) specific performance may not be available in certain jurisdictions outside the US (the foregoing clauses (i) and (ii), collectively, the "Enforceability Exceptions"). As of the Closing Date, each of the Ancillary Agreements contemplated to be executed and delivered hereunder by a Seller at the Closing will have been duly and validly executed and delivered by the applicable Seller or Sellers and will be enforceable against the applicable Seller or Sellers in accordance with its terms, except to the extent of the Enforceability Exceptions.

      6.3 No Conflict of Organizational Documents and Laws. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in (a) the breach of any term or provision of the charter, articles or certificate of incorporation or any other organizational document or bylaws of any Seller, or (b) except as set forth in Schedule 6.3, assuming satisfaction of all Approval requirements referred to in Section 6.4, the violation by any Seller of any Law applicable to such Seller, except in the case of clause (b) above, for such breaches or violations, if any, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or preclude Sellers in any material respect from consummating the transactions contemplated by this Agreement.

      6.4 Approvals. No Approval is necessary to make this Agreement or any of the Ancillary Agreements contemplated to be executed and delivered by any Seller at the Closing an enforceable obligation of such Seller to permit such Seller or to consummate the transactions contemplated hereunder or thereunder without violating any Law, except for (i) the filing under the H-S-R Act and the expiration or termination of all applicable waiting periods; (ii) the approval, consent or clearance (other than as provided in clause (i)) of the relevant Governmental Authorities to the extent required by Law in the jurisdictions where Assets are located ("Other Merger Approvals"); and (iii) Approvals under or in respect of Permits.

      6.5   Financial Statements.

            (a) Schedule 6.5 sets forth the unaudited, pro forma statement of net assets of the Business as at May 31, 2003, and the notes relating thereto (the "Reference Balance Sheet") and the unaudited, pro forma results of operations of the Business for the twelve-month periods ended December 31, 2001 and December 31, 2002, respectively, and the notes relating thereto (the "Income Statements"). As used herein, (i) "Reference Date" means May 31, 2003; and (ii) "Financial Statements" means collectively the Reference Balance Sheet and the Income Statements and the notes relating thereto. The Financial Statements present fairly in all material respects the financial position of the Business as of May 31, 2003 as well as the operating results of the Business for the twelve-month periods ended December 31, 2001 and December 31, 2002, in conformity with the accounting policies, practices and procedures of the Business as set forth in the notes to the Financial Statements in Schedule 6.5; provided, however, the Financial Statements do not reflect Excluded Liabilities or Excluded Assets.

            (b) Accounts Receivable. All accounts receivable of the Business (including those accounts receivable shown on the Reference Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Reference Date and have not yet been collected) represent valid obligations of customers of the Business arising from bona fide transactions entered into in the ordinary course of business. None of such accounts receivable are subject to any claim of offset or recoupment or counterclaim, and Sellers have no knowledge of any facts that would be likely to give rise to any such claim. Other than product warranty claims arising in the ordinary course of business, no amount of such accounts receivable is contingent upon the future performance by Sellers of any obligation and, other than as reflected on the Reference Balance Sheet or the Final Closing Net Working Capital Statement, no agreement for deduction or discount has been made with respect to any such accounts receivable.

            (c) Inventories. The inventories shown on the Reference Balance Sheet or thereafter acquired by Sellers with respect to the Business consist of items of a quantity or quality usable or salable in the ordinary course of business, as the Business is currently being conducted. Since the Reference Date, Sellers have continued to replenish inventories in a normal and customary manner consistent with past practices. Sellers have not received notice that they will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, supplies or component products required for the manufacture, assembly or production of the products sold by the Business. The value at which inventories are carried reflect the Accounting Principles. Due provision has been made on the books of the Business for all slow-moving, obsolete or unusable inventories in accordance with the Accounting Principles.

      6.6 Absence of Certain Changes. Except as set forth on Schedule 6.6, since the Reference Date, (i) Sellers have conducted the Business in all material respects in the ordinary course of business, (ii) there has been no change in the financial position or results of operations of the Business that has had or is reasonably likely to have a Material Adverse Effect and (iii) neither Seller, with respect to the Business, has:

            (a) to Sellers' Knowledge, suffered any physical damage, destruction or casualty loss in an amount exceeding $500,000 in the aggregate affecting the Assets or the Business which is not covered by insurance;

            (b) except as disclosed in Schedule 8.1, made or granted any material general wage or salary increase with respect to employees of Sellers employed in the Business or made or granted any material increase in the payments of benefits with respect to such employees under any bonus, insurance, pension or other employee benefit plan or program, in each case other than in the ordinary course of business or pursuant to existing agreements or commitments or benefit plans or as required by Law;

            (c) to Sellers' Knowledge, waived any rights under any Contract or Intellectual Property License which waiver, individually or in the aggregate with other such waivers, has had or is reasonably likely to have a Material Adverse Effect;

            (d) subjected any material Assets to any Encumbrance (other than Permitted Liens);

            (e) sold, transferred, or otherwise disposed of any material assets, properties or rights of the Business, except in the ordinary course of business;

            (f) made any loans or advances to, or guarantees for the benefit of, any Person (for the avoidance of doubt, such matters shall not include Accounts Receivable outstanding in the ordinary course of business); or

            (g)   committed to do any of the foregoing.

      6.7   Title to Assets; Personal Property.

            (a) Except as set forth in Schedule 6.7, Sellers have good and marketable title or its equivalent to all of their owned Personal Property, the Inventory and the Accounts Receivable (and a valid leasehold interest in the Personal Property leased to them and a valid right to use their customer-owned tooling), free and clear of all Encumbrances (other than Permitted Liens). Except as set forth in Schedule 6.7, Sellers' Personal Property has been maintained in all material respects in accordance with normal industry practice and, taken as a whole, is in good operating condition and repair in all material respects, normal wear and tear excepted.

            (b) At the Closing, except for any Assets subject to Section 2.3, Sellers shall convey to Purchaser good and marketable title or its equivalent to, or a valid leasehold interest in or right to use, the Assets, free and clear of all Encumbrances (other than Permitted Liens).

      6.8   Real Property.

            (a) Other than the Richardson Facility, the Juarez Facility and the Plymouth Facility, there is no real property owned by Sellers and used or held for use in the Business.

            (b) There are no leases, subleases, licenses or other occupancy agreements related to the real property of Sellers used or held for use in the Business.

            (c) Except as set forth on Schedule 6.8(c), all buildings, fixtures, improvements and structures located on and all appurtenances belonging to the Richardson Facility have been maintained in all material respects in accordance with normal industry practice and, taken as a whole, are in good condition and repair in all material respects, normal wear and tear excepted.

      6.9   Contracts.

            (a) Schedule 6.9 lists as of the date of this Agreement each Contract to which any Seller is a party and which meets any of the following criteria (each, a "Material Contract"):

                  (i) involves the purchase or sale by the Business of goods or services in excess of $350,000 annually following the Closing and is not terminable by Sellers without material penalty on less than thirty (30) days notice;

                  (ii) contains commitments of suretyship, guaranty or indemnification in excess of $100,000 annually by the Business following the Closing (except for guarantees, warranties and indemnities in connection with the sale of goods and/or services of the Business in the ordinary course of business);

                  (iii) contains a financing commitment for the lending of funds from the Business to any Person (other than credit terms offered to customers in connection with the sale of goods and/or services of the Business in the ordinary course of business) following the Closing;

                  (iv) contains a partnership agreement or joint venture agreement with a third party;

                  (v) contains confidentiality or non-competition restrictions binding on a Seller or contains exclusive distribution, supply or manufacturing agreements that are not terminable by Sellers without material penalty on less than thirty (30) days notice;

                  (vi) if terminated prior to the expiration of its term could reasonably be expected to have a Material Adverse Effect; or

                  (vii) involves the payment or receipt by the Business of more than $350,000 annually following the Closing.

            (b) Sellers have delivered to Purchaser a true and complete copy of each Material Contract. Except as otherwise indicated in Schedule 6.9 as of the date of this Agreement:

                  (i) each such Material Contract is in full force and effect, and neither Sellers, nor, to Sellers' Knowledge, any other party to any of the Material Contracts is in material default thereunder, or has since January 1, 2003 given notice of default to any other party thereunder;

                  (ii) to the Knowledge of Sellers, no condition exists which with notice or lapse of time or both would constitute a default by any Seller under any Material Contract, except where such default, individually or in the aggregate with other such defaults, would not reasonably be expected to have a Material Adverse Effect; and

                  (iii) no Consent is required under any Material Contract in order to consummate the transactions contemplated hereby.

            (c) Except as disclosed in Schedule 6.9, as of the date of this Agreement no customer or supplier with respect to any Material Contract has indicated in writing to any Seller that it intends to stop or materially decrease the rate of business done with the Business or desires to materially renegotiate its contract or current arrangement with the Business.

      6.10  Intellectual Property.

            (a) Schedule 6.10 lists all of the following Transferred Intellectual Property of Sellers as of the date of this Agreement: (i) the Patents; (ii) the Trademarks; (iii) registered copyrights used exclusively in the Business; (iv) material unregistered copyrights; (v) Intellectual Property Licenses (true and complete copies of which have been delivered or made available to Purchaser); and (vi) any other material Transferred Intellectual Property.

            (b) Attachment 2.2(o)(3) to Schedule 2.2(o) lists all computer software programs (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $250,000 in the aggregate) used in the Business, but which are not part of the Transferred Intellectual Property.

            (c)   Except as disclosed in Schedule 6.10:

                  (i) Except for the Intellectual Property Licenses, Sellers are the sole and exclusive owners and have good and marketable title to the Transferred Intellectual Property, and the Transferred Intellectual Property is free and clear of all Encumbrances (other than Permitted Liens).

                  (ii) To the Knowledge of Sellers, as of the date of this Agreement, Sellers are conducting the Business in a manner which does not violate any valid intellectual property right of another Person which violation, individually or in the aggregate with other such violations, would reasonably be expected to have a Material Adverse Effect.

                  (iii) Between January 1, 2001 and the date of this Agreement,
(x) there has been no Intellectual Property Claim received by Sellers, which Intellectual Property Claim, individually or in the aggregate with other such claims, would reasonably be expected to have a Material Adverse Effect, and (y) no written claims have been made by Sellers that any activity of another Person infringes upon any of the Transferred Intellectual Property.

                  (iv) To the Knowledge of Sellers, as of the date of this Agreement there is no unauthorized use, disclosure, infringement or misappropriation of the Transferred Intellectual Property or other intellectual property rights primarily used in the Business by any third party, including, without limitation, employees or former employees of Sellers.

                  (v) The Transferred Intellectual Property, together with the computer software programs used in the Business listed on Attachment 2.2(o)(3) to Schedule 2.2(o), shall, at the Closing, constitute all of the material Intellectual Property as is sufficient to operate the Business as conducted at the Closing including all Intellectual Property of Sellers used in the Business.

                  (vi) As of the date of this Agreement, (x) each Intellectual Property License listed on Schedule 6.10 is, to Sellers' Knowledge, in full force and effect, and neither Sellers nor, to Sellers' Knowledge, any other party to any such Intellectual Property License is in default thereunder, or has given notice of default to any other party thereunder; (y) to the Knowledge of Sellers, no condition exists which with notice or lapse of time or both would constitute a default by any Seller under any such Intellectual Property License; and (z) no

Consent is required under any such Intellectual Property License in order to consummate the transactions contemplated hereby.

            (d) Employee Invention Agreements. Except as set forth on Schedule 6.10, all current employees, contractors and consultants who have performed work for the Business (including but not limited to all the Employees) and any other third parties who have been involved in the development of any Intellectual Property or other Asset, have executed and delivered invention assignment and confidentiality agreements, in a form sufficient to vest all right, title and interest in Sellers in and to all Intellectual Property in work product created during the course of work in the Business ("Employee Inventions Agreements"), and all current employees, contractors and consultants of the Business who have access to confidential information or trade secrets authored, created or developed in the conduct of the Business have executed nondisclosure agreements containing reasonable restrictions on the use and disclosure of material nonpublic information pertaining to the Business and Assets. Except as set forth on Schedule 6.10, all former employees of the Business who have been involved in the development of any material Intellectual Property or other Asset have executed and delivered an Employee Inventions Agreement. Sellers have taken reasonable steps to protect the secrecy and confidentiality of all material nonpublic information pertaining to the Business and Assets.

            (e) Nondisclosure Agreements. To Sellers' Knowledge, except pursuant to a nondisclosure agreement, no third party is in possession of any material confidential information pertaining to the design, development or manufacture of any products in the Business or other Assets except for prototype evaluation units provided by Sellers to potential customers.

            (f) No Government Funding. Sellers have not granted to any Governmental Authorities the right to make, have made, use or sell on an exclusive basis any Transferred Intellectual Property pursuant to governmental or third party funding, grants or resources which were utilized in connection with designing, developing or manufacturing products in the Business or otherwise in the conduct of the Business and no governmental entity has any ownership or exclusive rights in or to any of the Assets or the Transferred Intellectual Property. Schedule 6.10 lists the Transferred Intellectual Property for which Sellers have granted rights to Governmental Authorities.

            (g) Export Control Laws. With respect to the Business and the Assets, the Sellers are in substantial compliance with, and at all times have substantially complied with all U.S. export control laws and regulations, including, without limitation, the U.S. Export Administration Regulations, the Foreign Assets Control Regulations and the International Traffic in Arms Regulations.

      6.11 Litigation, Claims and Proceedings. Except as listed in Schedule 6.11, as of the date of this Agreement, there is no suit, action, arbitration, administrative or other proceeding, or governmental investigation pending, or to Sellers' Knowledge, threatened in writing against or related to the Assets, the Business or the Richardson Facility or against any Seller which would materially and adversely affect their ability to perform their obligations hereunder or under any Ancillary Agreement, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      6.12 Environmental Conditions. To the Knowledge of Sellers, except as set forth in Schedule 6.12, Sellers have had all material Environmental Permits which are necessary to own and operate the Assets and to conduct the Business as it is being conducted as of the date of this Agreement. To the Knowledge of Sellers, Schedule 6.12 sets forth the following information as of the date of this Agreement:

            (a) A list and description of any evidence of soil or groundwater contamination on or migrating from the Richardson Facility where such contamination is required to be remediated by a Governmental Authority under requirements imposed by any Environmental Law(s);

            (b) A list of reports in Sellers' possession or control of environmental audits or tests conducted by Sellers since January 1, 2001 of the Richardson Facility;

            (c) A list of Environmental Claims, including claims made by third parties for personal injury or property damage (other than workers' compensation claims) received by Sellers currently pending in connection with the Business; and

            (d) A list of any CERCLA Section 104(e) requests since January 1, 2001 or information requests under analogous state statutes relating to Hazardous Materials resulting from operations at the Richardson Facility.

      6.13 Non-Environmental Permits. To the Knowledge of Sellers, except as set forth in Schedule 6.13, Sellers have all material Non-Environmental Permits which are necessary to own and operate the Assets and to conduct the Business as it is being conducted as of the date of this Agreement. Except as set forth in
Schedule 6.13, each such Permit is in full force and effect, Sellers are in substantial compliance with all of their obligations with respect thereto, and (subject to the following sentence) no event has occurred which permits, or upon the giving of notice or lapse of time or otherwise would permit, revocation or early termination of any such Non-Environmental Permit. Except as set forth on
Schedule 6.13, no Consent is required under any such Non-Environmental Permit in order to consummate the transactions contemplated hereby.

      6.14 Compliance with Law. Except as set forth in Schedule 6.14, Sellers, with regard to the Assets and Business, have not received written notice from any Governmental Authority during the twelve (12) months preceding the date of this Agreement that they are in default under or in violation of statutes, laws or regulations of such Governmental Authority (collectively, "Laws") (other than Environmental Laws) applicable to any of the Assets or to the operation of the Business, except for any such default or violation which has been cured or corrected or would not, individually or in the aggregate with such defaults or violations, reasonably be expected to have a Material Adverse Effect.

      6.15  Labor and Employee Benefits.

            (a) Schedules 6.15(a)(i) - (a)(iii) list the following as of the date of this Agreement with respect to the US Employees and Non-US Employees of Sellers and their Affiliates employed in the Business:

                  (i) All written arrangements that compel the employment of any such employee at a salary in excess of $100,000 per annum or any Non-US Employee and are not terminable on less than ninety (90) days' notice;

                  (ii) All material written agreements and letters of understanding currently in effect with works councils, labor unions or associations representing any such employees other than mandatory collective bargaining agreements whether national or industry wide; and

                  (iii) Strikes related to the Business in which any such employees are participating or have participated since January 1, 2002.

            (b) Schedule 6.15(b) lists, as of the date of this Agreement, with respect to the US Business, all employee benefit plans (as defined in Section 3(3) of ERISA) and all written bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, which are maintained, contributed to or sponsored by Sellers with respect to any Employees or Former Employees of the US Business (collectively, the "US Benefit Plans"). Sellers have made available to the Purchaser a complete and accurate copy of each US Benefit Plan (or a written summary of any unwritten US Benefit Plan) and the most recently distributed summary plan description and summary of material modifications relating to a US Benefit Plan.

            (c) Schedule 6.15(c) lists, as of the date of this Agreement, with respect to the Non-US Business, all material written employee benefit plans including disability benefits, leaving service and severance benefits, retirement benefits, life, health, retirement indemnities, accident benefits as well as any bonus plans, profit-sharing plans, seniority awards, stock option plans, stock purchase plans, restricted stock, stock appreciation rights or other forms of incentive compensation, deferred compensation or post-retirement insurance, compensation or benefits, which are maintained, contributed to or sponsored by Sellers or their Affiliates with respect to any Non-US Employees other than any plan, program or arrangement required by national law or sector collective bargaining agreement (the "Non-US Benefit Plans"). Sellers have made available to the Purchaser a complete and accurate copy or summary of each Non-US Benefit Plan (including all amendments thereto), and any summary distributed to employees relating to each Non-US Benefit Plan.

            (d) Except as otherwise stated in Schedule 6.15(b) and Schedule 6.15(c), to the Knowledge of Sellers:

                  (i) with respect to any US Benefit Plan subject to Title IV of ERISA, (A) no liability has been incurred to the PBGC other than premium payments pursuant to Sections 4006 and 4007 of ERISA; (B) no action has been taken by Sellers or, to the Knowledge of Sellers, by the PBGC, to terminate such plan; and (C) no "reportable event," within the meaning of Section 4043 of ERISA, (other than an event for which the requirement of notice has been waived by the PBGC) has occurred since January 1, 2001;

                  (ii) Sellers have not incurred material liability for any tax imposed under Section 4975 of the Code or Part 5 Subtitle B of Title I of ERISA with respect to any of the US Assumed Benefit Plans;

                  (iii) no US Benefit Plan which is a Pension Plan has incurred an "accumulated funding deficiency," as such term is defined in such Section 412 of the Code and Section 302 of ERISA, whether or not waived;

                  (iv) none of the US Benefit Plans is a multiemployer plan within the meaning of Section 3(37)(A) of ERISA;

                  (v) each US Benefit Plan which is a group health plan (as such term is defined in Section 607 of ERISA) complies and has complied, in all material respects, with the applicable requirements of Part 6 Subtitle B of Title I of ERISA;

                  (vi) no suit, action, litigation, claim, complaint, charge, proceeding, hearing, investigation or demand (excluding claims for benefits incurred in the ordinary course of plan activities) which could result in a material liability to Purchaser has been or is reasonably expected to be brought against or with respect to any of the US Benefit Plans or the Non-US Benefit Plans;

      6.16 Insurance. Schedule 6.16 lists all material liability and casualty insurance policies in force as of the date of this Agreement for the benefit of Sellers with respect to the Business or the Assets, the premiums of which are paid and will continue to be paid by Sellers through the Closing Date.

      6.17 Taxes. (a) All material Tax Returns required to be filed by Sellers prior to the Closing Date in respect of the Assets or the Business have been (or will have been by the Closing Date) filed in a timely manner (taking into account all extensions of due dates) and all such Tax Returns are (or will be) true, correct and complete in all material respects, (b) all Taxes shown on such Tax Returns have been paid when due, and (c) there are no unpaid Taxes with respect to any period ending before the Closing Date which are or could give rise to a lien on the Assets or the Business, except for current Taxes not yet due and payable. Neither Seller has made any payments, is obligated to make any payments, or is a party to any agreement that under any circumstances could obligate such Seller to make any payments with respect to employees or independent contractors of the Business that, to the extent such liability is an Assumed Liability, will not be deductible by Purchaser under Section 280G of the Code.

      6.18 Sufficiency of Assets. The Assets (when taken together with the Ancillary Agreements) constitute all of the assets materially necessary to conduct the Business as the same was conducted immediately prior to the date of this Agreement except for (i) the Excluded Assets and (ii) dispositions in the ordinary course of business.

      6.19 Product Warranties. Except as set forth in Schedule 6.19, as of the date of this Agreement no product manufactured, sold, licensed, leased or delivered by the Business is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions with respect to such products in any such sale, lease or license. Attached to Schedule 6.19 are such standard terms and conditions for sale or lease for the Business (containing applicable guaranty, warranty and indemnity provisions).

      6.20 Finder's Fee. Sellers have done nothing to cause Purchaser to incur any liability to any party for any brokerage or finder's fee or agent's commission, or the like, in connection with this Agreement or any transaction provided for herein.

      6.21 WARRANTY DISCLAIMER. SELLERS AND PURCHASER AGREE THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, SELLERS HAVE NOT MADE AND SHALL NOT BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, EITHER HEREIN OR OTHERWISE, AS TO THE BUSINESS, THE ASSETS, THE ASSUMED LIABILITIES, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER MATTER PERTAINING TO ANY OF THE FOREGOING. IN ANY EVENT, SELLERS EXPRESSLY DISCLAIM AND MAKE NO REPRESENTATION OR WARRANTY TO PURCHASER
(1) AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY OF THE TANGIBLE ASSETS BEING SO TRANSFERRED, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (OR ANY OTHER REPRESENTATION OR WARRANTY REFERRED TO IN
SECTION 2-312 OF THE NEW YORK UNIFORM COMMERCIAL CODE OR THE UNIFORM COMMERCIAL CODE OF ANY OTHER APPLICABLE JURISDICTION OR IN ANY STATUTE APPLICABLE TO REAL PROPERTY), (2) WITH RESPECT TO ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO PURCHASER, (3) WITH RESPECT TO THE VALIDITY OR PATENTABILITY OF INTELLECTUAL PROPERTY, (4) WITH RESPECT TO THE SCOPE OF INTELLECTUAL PROPERTY, (5) WITH RESPECT TO ANY WARRANTY AGAINST NONINFRINGEMENT OF THIRD PARTY RIGHTS, INCLUDING INTELLECTUAL PROPERTY RIGHTS, OR (6) WITH RESPECT TO ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO PURCHASER EXCEPT, IN THE CASE OF CLAUSES (4), (5) AND (6) ONLY, AS EXPRESSLY COVERED BY A REPRESENTATION OR WARRANTY CONTAINED IN SECTIONS 6.1 THROUGH 6.20 HEREOF. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ASSETS ARE BEING SOLD, CONVEYED, TRANSFERRED, ASSIGNED AND DELIVERED AND THE ASSUMED LIABILITIES ARE BEING ASSUMED "AS IS" AND "WHERE IS". ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, INCLUDING BUT NOT LIMITED TO THOSE CONTAINED OR REFERRED TO IN THE SCHEDULES HERETO, ARE NOT, AND SHALL NOT BE DEEMED TO BE, REPRESENTATIONS OR WARRANTIES OF SELLERS.

7.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.

      Purchaser represents and warrants to Sellers as follows:

      7.1 Due Organization. Purchaser is a corporation duly organized and validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and all Ancillary Agreements to which it is contemplated to be a party.

      7.2 Authority. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements contemplated to be executed and delivered at the Closing by Purchaser has been duly and validly authorized by all necessary corporate action on the part of Purchaser. Upon execution by Purchaser, this Agreement shall have been duly and validly executed and delivered by Purchaser and shall be enforceable against Purchaser in accordance with its terms, except to the extent of the Enforceability Exceptions. As of the Closing Date, each of the Ancillary Agreements contemplated to be executed and delivered hereunder by Purchaser at the Closing will have been duly and validly executed and delivered by Purchaser and will be enforceable against Purchaser in accordance with its terms, except to the extent of the Enforceability Exceptions.

      7.3 No Conflict of Organizational Documents and Laws. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in (a) the breach of any term or provision of the charter, articles or certificate of incorporation or any other organizational document or bylaws of Purchaser, or (b) assuming satisfaction of all Approval requirements referred to in Section 7.4, the violation by Purchaser of any Law applicable to Purchaser, except in the cases of clause (b) above, for such breaches or violations, if any, which would not reasonably be expected to preclude Purchaser in any material respect from consummating the transactions contemplated by this Agreement or to subject Sellers to any liability with respect thereto.

      7.4 Approvals. No Approval is necessary to make this Agreement or any of the Ancillary Agreements contemplated to be executed and delivered by Purchaser at the Closing an enforceable obligation of Purchaser or to permit Purchaser to consummate the transactions contemplated hereunder or thereunder without violating any Law, except for (i) the filing under the H-S-R Act and the expiration or termination of all applicable waiting periods; (ii) Other Merger Approvals, if applicable; and (iii) as set forth in Schedule 7.4.

      7.5 Litigation. As of the date of this Agreement there is no suit, action, arbitration, administrative or other proceeding, or governmental investigation, pending or, to Purchaser's knowledge, threatened in writing against Purchaser or any of its Affiliates which would materially and adversely effect its ability to perform its obligations hereunder, or under any Ancillary Agreement.

      7.6 Finder's Fee. Purchaser has done nothing to cause Sellers to incur any liability to any party for any brokerage or finder's fee or agent's commission, or the like, in connection with this Agreement or any transaction provided for herein.

      7.7   Certain Acknowledgments and Other Matters.

            (a) Purchaser acknowledges and agrees to the application of the Accounting Principles used to prepare the Financial Statements.

            (b) Purchaser has such knowledge and experience in financial, technological and business matters that it is capable of evaluating the merits and risks of purchasing the Business. Purchaser confirms that Sellers have made available to Purchaser the opportunity to ask questions of the management employees of the Business and to acquire such additional information about the Business and the Assets as the Purchasers have requested and all such information has been received.

      7.8 Funds. As of the date of this Agreement, Purchaser has sufficient funds or written commitments for sufficient funds (true and complete copies of which have been delivered to Honeywell) and as of the Closing shall have sufficient funds, to enable it to pay the Initial Purchase Price at the Closing as contemplated herein. Immediately following the Closing after giving effect to the transactions contemplated hereby, Purchaser will be Solvent.

8.    PRE-CLOSING COVENANTS.

      8.1 Conduct of Business. During the period from the date hereof until the Closing, except (i) as otherwise contemplated by this Agreement or as consented to in writing by Purchaser, and (ii) for any change described on
Schedule 8.1 or any of the other Schedules hereto (the exceptions described in clauses (i) and (ii) of this sentence are referred to collectively as "Permitted Changes"), Sellers shall:

            (a) conduct the Business and utilize the Assets in the ordinary course of business;

            (b) not transfer, pledge, mortgage, encumber or otherwise grant any rights in any Assets, except in the ordinary course of business or pursuant to Contracts, Intellectual Property Licenses and Permits;

            (c) use their reasonable efforts consistent with past practices to maintain the Business intact, to retain their Employees, and to preserve the good relations of its suppliers, customers and others with whom it has business relations (it being agreed that nothing herein shall prohibit Sellers from terminating the employment of any Employee if a Seller deems it appropriate under the circumstances to do so);

            (d) not make or grant any general wage or salary increase with respect to their employees or make any material increase in the payments of benefits with respect to their employees under any bonus, insurance, pension or other employee benefit plan or program, in each case other than in the ordinary course of business or pursuant to existing agreements or commitments or benefit plans or as required by law; and

            (e) not enter into any material contract or agreement outside the ordinary course of business.

      8.2   Access to Records and Properties.

      From the date hereof until the Closing Date, Sellers shall:

            (a) Provide Purchaser and its officers and other representatives and employees with such access to the facilities of the Business and its principal personnel and such books and records pertaining to the Business, as Purchaser may reasonably request in order to effectuate the transactions contemplated hereby, without charge by Sellers to Purchaser (but otherwise at Purchaser's expense), provided that Purchaser agrees that such access will be requested and exercised during normal business hours and without causing unreasonable interference with the operations of the Business;

            (b) Subject to delivery of Proof of Insurance (as defined below), provide Purchaser and its officers and other representatives and employees with such reasonable access to the facilities of the Business and its principal personnel to enable Purchaser to commence information technology and telephony integration at the Richardson Facility, including the equipping of a room at the Richardson Facility indicated on the site plan attached hereto as Schedule 8.2(b) (the "IT Room"), provided that Purchaser agrees that such access will be requested and exercised during normal business hours and without causing unreasonable interference with the operations of the Business.

      As used herein, "Proof of Insurance" shall mean that prior to entering the Richardson Facility to commence installation of wiring and related activities in respect of the foregoing information technology and telephony integration, Purchaser shall provide Sellers proof of insurance satisfactory to Sellers in their reasonable judgment with respect to the following:

                  (i) Workers' Compensation Insurance in accordance with the laws of the state of Texas with a limit of not less than $1,000,000 for each accident;

                  (ii) Commercial General Liability Insurance with limits of not less than $5,000,000 applicable to bodily injury, sickness or death for any one occurrence and $5,000,000 for loss of or damage to property for any one occurrence;

                  (iii) Automobile Liability Insurance for owned, non-owned, hired and all other vehicles used by Purchaser, its employees and agents with limits of not less than $5,000,000 applicable to bodily injury, sickness or death of any one person, $5,000,000 for more than one person for any one occurrence and $5,000,000 for loss of or damage to property for any one occurrence.

      Sellers and their Affiliates, and their respective employees, officers and agents shall be an additional insured, in each of Purchaser's policies, except Workers' Compensation. The additional insured status will only apply to the matters set forth in this Section 8.2(b), specifically for any claim for bodily injury or property damage as a result of Purchaser's negligent activities in installing wiring and other activities related to information technology and telephony integration on or prior to the Closing Date; and

            (c) Make available to Purchaser, upon reasonable request, for inspection and review all documents, or copies thereof, listed in the Schedules hereto, and all files, records and papers pertaining to any proceedings and matters listed in the Schedules hereto.

      8.3 Certain Governmental Consents. Within two (2) Business Days following the date hereof, Sellers and Purchaser shall each make their initial filing (and shall thereafter make any required filings (including responses to requests for additional information)) with the FTC and the DOJ pursuant to the H-S-R Act and any other Governmental Authority with respect to which a waiting period must terminate, or whose acquiescence or consent is necessary, in order for the transactions contemplated by this Agreement to be consummated. The parties shall use reasonable best efforts to demonstrate that such transactions should not be opposed by the FTC, the DOJ or other such Governmental Authority, and Purchaser and Sellers shall use reasonable best efforts to eliminate as promptly as practicable any objection that the FTC, DOJ or other such Governmental Authority may have to the transactions contemplated hereby provided that neither party shall be required to make any sale of a business unit, including any material portion or product line of the Business, as a result of such reasonable best efforts. Purchaser and Sellers shall oppose any adversarial proceedings under antitrust, competition or trade regulation laws seeking to block the transactions contemplated by this Agreement (including, without limitation, defending through litigation on the merits any claim asserted in any court by any Person) and shall use reasonable best efforts to have vacated or terminated any order, stay, judgment or decree that would restrain, prevent or delay the Closing. No such proceeding or litigation shall be settled or terminated unilaterally without the written consent of both Honeywell and Purchaser, if the effect of such settlement or termination would be a failure to satisfy the conditions set forth in Sections 9.5 and 10.5, or Sections 9.1 and
10.1. Any actions taken by Sellers or Purchaser to comply with their respective obligations under this Section 8.3 shall be deemed not to have or be reasonably expected not to have a Material Adverse Effect.

      8.4 Third Party Consents. Sellers shall use reasonable efforts (which shall not include any obligation of Sellers to pay any consideration therefor or agree to relinquish or modify any rights in exchange therefor) to obtain all Consents required from third parties (other than Governmental Authorities), whose Consent is required pursuant to any Material Contract or otherwise to consummate the transactions contemplated hereby. Purchaser shall use reasonable efforts (which shall not include any obligation of Purchaser to pay any consideration therefor or agree to relinquish or modify any rights in exchange therefor) to obtain all Consents required from third parties (other than Governmental Authorities), whose Consent is required to consummate the transactions contemplated hereby.

      8.5 Public Announcements. On and after the date hereof, Sellers and Purchaser shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby. Neither Sellers nor Purchaser shall issue any press release or make any public statement prior to obtaining the other party's approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by Law (including, without limitation, any required disclosures to employee representatives) or any listing agreement of either party hereto or to employee consultation and information proceedings required of Sellers by applicable Law; provided, however, that if disclosure shall be required pursuant to applicable Law or a listing agreement, the parties shall seek to make such disclosure in a form mutually acceptable to them. The obligations under any confidentiality agreement executed between the parties shall survive the execution of this Agreement.

      8.6 Notification of Certain Matters. Between the date hereof and the Closing, Sellers and Purchaser will give prompt notice in writing to the other of (i) any information known to them that indicates that any of their representations or warranties, as the case may be, contained herein will not be true and correct in a manner that will result in the failure of a condition contained in Articles 9 or 10 to the other parties' obligations hereunder; and
(ii) the occurrence of any event known to Sellers or Purchaser which will result, or have a reasonable prospect of resulting, in the failure to satisfy a condition specified in Articles 9 (in the case of Sellers) or 10 (in the case of Purchaser).

      8.7   Reasonable Efforts; Environmental Permits.

            (a) Sellers and Purchaser shall use their reasonable efforts to satisfy, and to cooperate with and to assist the other in satisfying, the conditions set forth in Articles 9 and 10, respectively.

            (b) Consistent with the provisions of the Environmental Systems Separation and Services Agreement, Purchaser shall promptly prepare and submit, at Purchaser's sole expense, all applications or other documentation required to obtain all material Environmental Permits which are necessary for Purchaser to own and operate the Assets and to conduct the Business as it is being conducted as of the date hereof at the Richardson Facility. Sellers agree to cooperate with Purchaser to assist Purchaser with obtaining such material Environmental Permits through the provision of such relevant information as is in the possession of and reasonably available to Sellers and Sellers shall, without charge to Purchaser, execute such documentation as reasonably required to facilitate the acquisition of such material Environmental Permits by Purchaser. In the event that circumstances require that certain of such Environmental Permits be jointly held by Sellers and Purchaser, (i) Sellers and Purchaser shall cooperate in preparing, executing and submitting applications for, and obtaining issuance or reissuance of, such Environmental Permits and (ii) to the extent such issues are not adequately addressed by the Environmental Systems Separation and Services Agreement, Sellers and Purchaser shall negotiate in good faith and enter into agreements consistent with the principles and provisions of the Environmental Systems Separation and Services Agreement, as necessary, governing the respective responsibilities and liabilities of Sellers and Purchaser with respect to compliance with the terms, conditions, and requirements of such Environmental Permits.

            (c) Purchaser and Sellers shall take those actions identified in the Environmental Systems Separation and Services Agreement to separate air, wastewater, waste management, monitoring, and other environmental systems at the Richardson Facility associated with the Business from those associated with the Retained Businesses at the Richardson Facility, such that (to the extent specified in the Environmental Systems Separation and Services Agreement) the air emissions and wastewater discharges from the Business can be separately identified in applicable Environmental Permits and can be separately controlled, treated and monitored. Costs and responsibilities for implementing those actions identified in the Environmental Systems Separation and Services Agreement shall be as specified in the Environmental Systems Separation and Services Agreement and Section 14.11 of this Agreement.

      8.8   Amendment to Schedules of Transition Services Agreement.

      The Parties acknowledge and agree that at any time prior to the Closing Date, Purchaser may, by written notice (a "Termination Notice") delivered to Sellers, amend or revise the schedules to the Transition Services Agreement solely to reflect the deletion of any transition service which Purchaser elects to forego after the Closing; provided, however, that Purchaser shall be required to reimburse Sellers for costs and expenses reasonably incurred by Sellers in anticipation of providing any transition service subject to a Termination Notice delivered within fifteen (15) days prior to the Closing Date if such costs and expenses cannot be avoided by reasonable actions taken by Sellers.

      8.9   Construction of the IT Room.

      On the date hereof, Honeywell shall commence construction of the IT Room based on specifications and plans mutually agreed to by the Parties. Sellers shall at all times maintain complete control and oversight over construction of the IT Room and the installation of any appurtenances thereto, including without limitation installation of telephone switches, cables and wiring. One-half of any costs or expenses incurred by Sellers prior to the Closing in connection with the fulfillment of their obligations under this Section 8.9 ("IT Costs") shall be reimbursed by Purchaser at the Closing.

      8.10 Delivery of Emergency Response Plan. Prior to the Closing, Purchaser shall deliver to Sellers a written emergency response plan and procedures for Purchaser's operations at the Richardson Facility in accordance with Section 7.01(b) of the Environmental Systems Separation and Services Agreement.

      8.11 Invention Disclosure Assignments. Prior to the Closing, Sellers shall use reasonable commercial efforts to obtain from their current and former employees an assignment of patent rights in respect of all invention disclosures listed on Attachment 6.10(3) to Schedule 6.10 in form and substance satisfactory to Purchaser in its reasonable discretion; provided, however, that, with respect to former employees, reasonable commercial efforts shall mean mailing a form of assignment to the former employees at their last known address and providing Purchaser with the names and last known addresses of the former employees, copies of the letter and form of assignment sent to the former employees and any executed assignment or other response that Sellers receive from such former employees.

9.    CONDITIONS TO OBLIGATIONS OF PURCHASER.

      The obligations of Purchaser to be performed by Purchaser at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived by Purchaser in its sole discretion:

      9.1 Absence of Injunction. No order, stay, judgment or decree shall have been issued by any court and be in effect that prohibits or enjoins in any material respect the consummation of the transactions contemplated by this Agreement.

      9.2 Certificates of Sellers. Purchaser shall have received all certificates, instruments, agreements and other documents to be delivered on or before the Closing Date pursuant to Article 12 of this Agreement; provided, however, that Sections 9.4, 9.5 and 9.6 shall be the sole condition to Purchaser's obligations relating to the obtaining of Consents.

      9.3 No Breach. Each representation and warranty of Sellers contained in this Agreement shall be true and correct as of the Closing as though such representation and warranty was made on and as of such time (except to the extent a different date is specified therein, in which case such representation and warranty will be true and correct as of such date), with such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that, for purposes of determining whether a breach of any individual representation or warranty constitutes a Material Adverse Effect, representations and warranties already themselves qualified by materiality or Material Adverse Effect shall be true and correct in all respects. Each covenant and agreement of Sellers required by this Agreement to be performed by them at or prior to the Closing will have been duly performed and complied with in all material respects as of the Closing. At the Closing, Purchaser will have received a certificate, dated the Closing Date and duly executed by a senior executive officer of Honeywell, to the effect that the conditions set forth in this Section 9.3 have been satisfied.

      9.4 H-S-R Act. The waiting period under the H-S-R Act applicable to the purchase of the Assets shall have expired or otherwise been terminated.

      9.5 Environmental Permit Consent. Purchaser and Sellers shall have received reasonable assurances, which may be in the form of comfort letters, from the applicable Governmental Authorities, that pending the transfer, modification, or reissuance of existing Environmental Permits or issuance of new Environmental Permits to Purchaser, Purchaser may continue operation of the Business at the Richardson Facility during the Permit Transition Period consistent with the manner currently conducted under the terms and conditions of the existing Environmental Permits as contemplated under Section 14.7 under the Transitional Environmental Permits, and Sellers may continue their operations at the Richardson Facility during the Permit Transition Period in the manner currently conducted under the terms and conditions of the existing Environmental Permits as contemplated under Section 14.7.

      9.6 Required Consents. All Consents set forth on Schedule 9.6 shall have been obtained.

10.   CONDITIONS TO OBLIGATIONS OF SELLERS.

      The obligations of Sellers to be performed by Sellers at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived by Sellers in their sole discretion:

      10.1 Absence of Injunction. No order, stay, judgment or decree shall have been issued by any court and be in effect that prohibits or enjoins in any material respect the consummation of the transactions contemplated by this Agreement.

      10.2 Certificates of Purchaser. Sellers shall have received all funds called for by Section 3.1 and all certificates, instruments, agreements and other documents to be delivered on or before the Closing Date pursuant to
Article 13 of this Agreement; provided, however, that Section 10.4 and 10.5 shall be the sole condition to Sellers' obligations relating to the obtaining of Consents.

      10.3 No Breach. Each representation and warranty of Purchaser contained in this Agreement shall be true and correct as of the Closing as though such representation and warranty was made on and as of such time (except to the extent a different date is specified therein, in which case such representation and warranty will be true and correct as of such date), with such exceptions as, individually or in the aggregate, would not reasonably be expected to materially adversely effect their ability to perform their obligations hereunder, or under any other Ancillary Agreement; provided, however, that, for purposes of determining whether a breach of any individual representation or warranty constitutes a Material Adverse Effect, representations and warranties already themselves qualified by materiality shall be true and correct in all respects. Each covenant and agreement of Purchaser required by this Agreement to be performed by it at or prior to the Closing will have been duly performed and complied with in all material respects as of the Closing. At the Closing, Sellers will have received a certificate, dated the Closing Date and duly executed by a senior executive officer of Purchaser, to the effect that the conditions set forth in this Section 10.3 have been satisfied.

      10.4 H-S-R Act. The waiting period under the H-S-R Act applicable to the purchase of the Assets shall have expired or otherwise been terminated.

      10.5 Environmental Permit Consent. Purchaser and Sellers shall have received reasonable assurances, which may be in the form of comfort letters, from the applicable Governmental Authorities, that pending the transfer, modification, or reissuance of existing Environmental Permits or issuance of new Environmental Permits to Purchaser, Purchaser may continue operation of the Business at the Richardson Facility during the Permit Transition Period consistent with the manner currently conducted under the terms and conditions of the existing Environmental Permits as contemplated under Section 14.7 under the Transitional Environmental Permits, and Sellers may continue their operations at the Richardson Facility during the Permit Transition Period in the manner currently conducted under the terms and conditions of the existing Environmental Permits as contemplated under Section 14.7.

11.   TERMINATION; SURVIVAL.

      11.1 Termination. Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

            (a)   by mutual consent of Purchaser and Sellers;

            (b) by Purchaser, (i) if the transactions contemplated hereby are not consummated on or before April 30, 2004 (the "Deadline") as a result of the failure of a condition in Article 9 or (ii) if any condition in Article 9 shall become incapable of being satisfied, unless, in the case of each of clauses (i) and (ii), such failure or incapacity was caused by Purchaser's breach of a covenant or agreement contained herein; or

            (c) by Sellers, (i) if the transactions contemplated hereby are not consummated on or before the Deadline as a result of the failure of a condition in Article 10 or (ii) if any condition in Article 10 shall become incapable of being satisfied, unless, in the case of each of clauses (i) and
(ii), such failure or incapacity was caused by Sellers' breach of a covenant or agreement contained herein.

      11.2  Effect of Termination. If this Agreement is terminated pursuant to
Section 11.1, this Agreement (including without limitation the representations and warranties contained in Articles 6 and 7) shall become null and void and of no further force and effect, and none of the parties hereto (nor their respective Affiliates, directors, shareholders, officers, employees, agents, consultants, attorneys-in-fact or other representatives) shall have any liability in respect of such termination. Notwithstanding the foregoing, if such termination is effected pursuant to Section 11.1(b) or (c) and there has been a breach of a covenant or agreement contained herein, or Purchaser breaches its representation contained in Section 7.8, the party having so breached shall remain liable to the other party hereto on account of such breach of a covenant or agreement contained herein, and the non-breaching party shall retain all rights in equity or law arising as a result of such breach. The provisions of this Section 11.2, of Sections 8.5, 16.1, 16.8, 16.13 and 16.19 and of any confidentiality agreement between the parties shall survive any termination of this Agreement.

12.   DOCUMENTS TO BE DELIVERED BY SELLERS AT THE CLOSING.

      At the Closing, Sellers shall deliver to Purchaser (subject to Section
2.3):

            (a) In addition to the certificate referred to in Section 9.3, a secretary's certificate of Honeywell certifying to (i) resolutions adopted by Sellers evidencing the authorizations described in Section 6.2; (ii) the constituent documents of Sellers; (iii) incumbency of the officers of Sellers executing this Agreement and the Ancillary Agreements; and (iv) the Allocation of Purchase Price;

            (b) An executed bill of sale or other appropriate instruments of transfer or assignment and assumption, in form reasonably acceptable to Purchaser, with respect to all of Sellers' owned Personal Property, Inventory, Accounts Receivable, Contracts, Intellectual Property Licenses and any other Assets not transferred or assigned by any other document or instrument described in this Section;

            (c) Separately executed and acknowledged assignments, in recordable form and reasonably acceptable to Purchaser, sufficient to transfer Sellers' Patents and Trademarks that are included in the Transferred Intellectual Property (collectively, the "Intellectual Property Assignments") and powers of attorney in forms reasonably acceptable to Purchaser executed by Sellers permitting Purchaser to prosecute any pending applications for Transferred Intellectual Property rights; provided, however, that with respect to any non-US Transferred Intellectual Property, in the event any required governmental certifications have not been obtained by the Closing, such certifications shall be delivered as promptly as practicable after receipt;

            (d) Executed agreement or agreements covering transitional services to be provided by or to the parties or their Affiliates after the Closing, substantially in the form of Exhibit 12(d) (the "Transition Services Agreement"); provided, however, that to the extent the schedules to the Transition Services Agreement do not include costs for all of the services to be provided, the costs will be mutually agreed to by the Parties prior to the Closing and will not exceed the Sellers' actual costs of providing such services without any allocation of overhead;

            (e) Executed lease agreement with respect to Purchaser's lease of that portion of the Richardson Facility used by Sellers in the conduct of the Business on the date hereof, substantially in the form of Exhibit 12(e) (the "Richardson Lease");

            (f)   Executed license agreement, substantially in the form of
Exhibit 12(f) (the "License Agreement");

            (g) Executed ion implant outsource agreement, substantially in the form of Exhibit 12(g) (the "Ion Implant Agreement");

            (h) Executed single property agreement in form and substance mutually agreed to by the Parties, consistent with the terms of the Environmental System and Separation Agreement, based on good faith negotiations conducted by the Parties after the date hereof (the "Single Property Agreement");

            (i) Executed Environmental Systems Separation and Services Agreement, substantially in the form of Exhibit 12(i) (the "Environmental Systems Separation and Services Agreement"); provided, however, that to the extent the schedules to the Environmental Systems Separation and Services Agreement are not complete, the Parties shall negotiate in good faith and mutually agree prior to the Closing on the provisions needed to complete the schedules; and

            (j) Executed Shared Site Services Agreement, substantially in the form of Exhibit 12(j) (the "Shared Site Services Agreement").

13.   DOCUMENTS TO BE DELIVERED BY PURCHASER AT THE CLOSING.

      At the Closing, Purchaser shall make the wire transfer of funds called for by Section 3.1 and shall execute where applicable and deliver to Sellers:

            (a) Executed undertakings and assumptions of Purchaser, in form reasonably satisfactory to Sellers, with respect to the assumption by Purchaser of the Assumed Liabilities;

            (b) In addition to the certificate referred to in Section 10.3, a secretary's certificate certifying to (i) resolutions adopted by Purchaser evidencing the authorizations described in Section 7.2; (ii) the constituent documents of Purchaser; (iii) incumbency of the officers of Purchaser executing this Agreement and the Ancillary Agreements; and (iv) the Allocation of Purchase Price; and

            (c) Executed Intellectual Property Assignments, Transition Services Agreement, Richardson Lease, Ion Implant Agreement, License Agreement, Single Property Agreement, Environmental Systems Separation and Services Agreement and Shared Site Services Agreement.

14.   POST-CLOSING OBLIGATIONS.

      14.1 Covenant Not to Compete. Sellers agree that they shall not, for a period of two (2) years after the Closing Date, engage anywhere in the world in the Business as conducted on the Closing Date ("Competitive Activities"); provided, however, that the term Competitive Activities shall not include, and the foregoing shall not prohibit:

            (a) Sellers or any of the accounts managed by them, including without limitation, any pension or other benefit plan of Sellers, from owning any outstanding capital stock or other equity interests of any Person engaging in any Competitive Activities provided the aggregate beneficial ownership of Sellers (without reference to pension or other benefit plan assets) does not exceed more than five percent (5%) of all issued and outstanding securities of any such Person;

            (b) Sellers or any of their Affiliates from engaging in any other businesses other than the Business;

            (c) Sellers or any of their Affiliates from acquiring any Person or business that engages in Competitive Activities provided that (i) such activities do not constitute the principal activities of the Person or business acquired, as applicable, (based on the sales of such business during the preceding four (4) full calendar quarters) and (ii) if Competitive Activities constitute in excess of twenty percent (20%) of the revenues of the Person or business acquired, Sellers use their reasonable efforts to divest that portion of such Person or business that engages in Competitive Activities (a "Divested Business") within twenty (20) months after the acquisition thereof; provided, however, that prior to the sale of a Divested Business, Sellers comply with the Right of First Refusal (as defined below);

            (d) Sellers or any of their Affiliates from maintaining or acquiring any business that designs, develops, manufactures, markets, repairs, overhauls and/or sells the kinds of materials or services that are supplied to the Business as of the Closing Date; provided, that design, development, manufacture, marketing, repair, overhaul and/or sale of such materials or services is part of a broader business and neither Sellers nor any of their Affiliates are engaging in such business for the purposes of being in the Business;

            (e) Sellers or any of their Affiliates from (x) the research, development, production, manufacture, supply, sale, purchase, or use of optoelectronic or photonic devices or products other than VCSELs, (y) research and development activities (including the manufacture of research prototypes and the delivery of such prototypes in non-commercial quantities and related information to a Governmental Authority as required by a scientific or educational research grant or program) related to VCSELs or the use of VCSELs that are outside of the 830-870 nm wavelength, or (z) internal research and development activities for applications which utilize VCSELs in the 830-870 nm wavelength;

            (f) Sellers or any of their Affiliates from the manufacture, supply, sale, purchase or use of VCSELs, subject to the conditions and limitations provided in Section 14.8;

            (g) Sellers or any of their Affiliates from owning any and all of the Excluded Assets and Retained Interests;

            (h) Sellers or any of their Affiliates from undertaking any obligations and exercising their rights under Section 14.8 or the Commercial Agreements; or

            (i) Sellers or any of their Affiliates from designing, developing, manufacturing, marketing, repairing, overhauling and/or selling products that incorporate VCSELs, provided that such products cannot be characterized principally as a VCSEL.

      The foregoing prohibition, subject to the exceptions permitted in subsections (a)-(i) above, shall apply only to Sellers and their Subsidiaries and shall not apply to any current or future Affiliate (other than a Subsidiary) or direct or indirect stockholder of Sellers. In addition, notwithstanding anything to the contrary in this Agreement, the prohibitions in this Section
14.1 shall not apply to (i) any businesses or operations of Sellers or any of their Subsidiaries which are transferred to any third party (other than to a Subsidiary of any Seller) after the date hereof, or (ii) to any Subsidiaries of Sellers the stock of which is transferred to any third party (other than to a Subsidiary of any Seller) after the date hereof.

      As used herein, "Right of First Refusal" shall mean that before engaging in discussions with respect to the transfer of a Divested Business to any Person in accordance with Section 14.1(c), Sellers shall deliver a written notice (the "Sale Notice") to Purchaser stating the intention of Sellers, or one or more of their Affiliates, to divest a Divested Business and describing in reasonable detail the Divested Business. For a period of thirty (30) days following delivery of a Sale Notice (such date, the "Sale Notice Delivery Date"), Purchaser shall, at its sole cost and expense, have the opportunity to conduct reasonable and customary financial, operating and legal due diligence on the Divested Business. Sellers shall provide reasonable cooperation and assistance to Purchaser in connection with the foregoing due diligence activities. Purchaser shall have the option exercisable for a period of forty (40) days following the Sale Notice Delivery Date to provide Sellers with a definitive offer to purchase the Divested Business, such notice to set forth the cash or other consideration to be paid by Purchaser for the Divested Business and any additional material terms and conditions associated with a proposed transaction (such notice, the "Exercise Notice"). Within ten (10) days following the delivery of the Exercise Notice, Sellers may elect, in their sole discretion, to accept or reject the offer set forth in the Exercise Notice. During the period beginning on the Sale Notice Delivery Date and ending on the later of forty (40) days thereafter if no Exercise Notice is delivered by such date, or the date Sellers deliver their notice of rejection of the offer set forth in a properly delivered Exercise Notice (the "Exclusivity Period"), Sellers shall not offer or discuss the possible sale of the Divested Business with any Person other than Purchaser.

      If Sellers reject the offer of Purchaser for the Divested Business set forth in the Exercise Notice, any rights of Purchaser to acquire the Divested Business shall terminate. Sellers and their Affiliates may thereafter sell the Divested Business in one or more transactions to any Person in a manner consistent with Section 14.1(c) of this Agreement.

      If Sellers accept the offer of Purchaser for the Divested Business set forth in the Exercise Notice, the Parties shall use commercially reasonable efforts to enter into a definitive agreement and satisfy the closing conditions contained therein within sixty (60) days from the date of delivery of the Exercise Notice, and the Exclusivity Period shall be extended until the end of such sixty (60) day period. If, despite the reasonable commercial efforts of the Parties to consummate the sale of the Divested Business within the foregoing sixty (60) day period, the Parties are unable to consummate a transaction for the Divested Business, Sellers and their Affiliates may thereafter sell the Divested Business in one or more transactions to any Person in a manner consistent with Section 14.1(c) of this Agreement.

      The Right of First Refusal set forth above shall terminate and be of no further effect from and after the second anniversary of the date hereof.

      14.2  Tax Matters.

            (a) Pre-Closing Taxes. Sellers shall be responsible for and shall pay any and all Taxes other than Transfer Taxes arising or resulting from (i) the conduct of the Business or the ownership of the Assets prior to the Closing Date and (ii) the sale of the Business and the Assets on the Closing Date pursuant to this Agreement, which liability shall be one of the Excluded Liabilities.

            (b) Post-Closing Taxes. Purchaser shall be responsible for and shall pay any and all Taxes arising or resulting from the conduct of the Business or the ownership of the Assets on or after the Closing Date (excluding the sale of the Business and the Assets on the Closing Date pursuant to this Agreement), which liability shall be one of the Assumed Liabilities.

            (c) Transfer Taxes. Purchaser, on the one hand, and Sellers, on the other hand, shall each pay fifty percent (50%) of all Transfer Taxes imposed or incurred by reason of the transfer of the Assets by Sellers to Purchaser hereunder.

            (d) Personal Property Taxes. Purchaser and Sellers shall pay their respective portion, prorated as of the Closing Date, of state and local personal property Taxes with respect to the Assets.

            (e) Cooperation and Exchange of Information. Sellers and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and tax basis of property, which either party may possess. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Notwithstanding the foregoing, neither party shall be required to prepare any documents (except Tax data packages referred to below), or determine any information not then in its possession, in response to a request under this Section. Each party will retain all returns, schedules and workpapers and all material records or other documents relating thereto, until the expiration of the statute of limitations (including extensions) of the taxable years to which such returns and other documents relate and, unless such returns and other documents are offered to the other party, until the final determination of any payments which may be required in respect of such years under this Agreement. Any information obtained under this Section shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding. Purchaser shall at its own cost and expense fully and accurately complete and submit any Tax data packages required by Sellers within the time periods established by the tax department of Honeywell consistent with past practices.

      14.3 Further Assurances. From time to time after the Closing, without further consideration, the parties shall cooperate with each other and shall execute and deliver instruments of transfer or assignment or assumption, or such other documents, to the other party as such other party reasonably may request to evidence or perfect Purchaser's right, title and interest to the Assets or to more effectively relieve Sellers of any liabilities or obligations to be assumed by Purchaser hereunder, and otherwise carry out the transactions contemplated by this Agreement.

      14.4  Reports; Access to Books and Records.

            (a) After the Closing, Purchaser shall permit Sellers to have reasonable access to and the right to make copies of such of Purchaser's or its Affiliates' books, records and files for any reasonable purpose of Sellers, such as for use in litigation, financial reporting, tax return preparation, or tax compliance matters. In addition, Purchaser shall make available to Sellers, upon Sellers' reasonable request, personnel of Purchaser or its Affiliates who are familiar with any such matter requested. Purchaser agrees to preserve and keep all of the books, records and files of the Business included in the Assets for a period of not less than five (5) years after the Closing Date, or for any longer period as may be required (i) by any Governmental Authority, (ii) by any Law or
(iii) in connection with any ongoing litigation, suit or proceeding. Prior to disposing of any such information, Purchaser shall afford Sellers a reasonable opportunity, at Seller's expense, to segregate, remove or copy such books, records and files as Sellers may select. Purchaser shall also make available to Sellers to the extent related to an Excluded Liability copies of (x) process, material, test, manufacturing and quality specifications, and (y) sales information reflecting volume, customers, yearly totals and similar information.

            (b) After the Closing, Sellers shall permit Purchaser to have reasonable access to and the right to make copies of such of Sellers' or their Affiliates' books, records and files related to the Business as were not conveyed to Purchaser on the Closing for any reasonable purpose of Purchaser, such as for use in litigation, financial reporting, tax return preparation, or tax compliance matters. In addition, Sellers shall make available to Purchaser, upon Purchaser's reasonable request, personnel of Sellers or their Affiliates who are familiar with any such matter requested.

            (c) Purchaser and Sellers acknowledge and agree that if audited financial statements of the Business are required by applicable Law or regulations promulgated by the Securities and Exchange Commission ("SEC") or U.S. generally accepted accounting principles, Purchaser may request Seller to use reasonable commercial efforts to engage Seller's independent auditor (the "Audit Firm") to perform an audit of the financial statements of the Business for any periods required by such Law, SEC Regulations or U.S. generally accepted accounting principles. Purchaser and Sellers shall share equally all fees, costs and expenses related to the audit of the financial statements by the Audit Firm. Sellers shall provide Purchaser and the Audit Firm access to such books and records related to the Business and their personnel as the Audit Firm may reasonably require. Other than as expressly set forth in this clause (c), Sellers shall have no liability or obligation of any kind whatsoever in respect of the preparation or publication of audited financial statements for the Business or to secure an audit opinion from the Audit Firm.

      14.5 Cooperation in Litigation. Purchaser and Sellers shall reasonably cooperate with each other at the requesting party's expense in the prosecution or defense of any claim, litigation or other proceeding arising from their respective conduct of the Business acquired by Purchaser pursuant to this Agreement and involving one or more third parties. Purchaser and Sellers shall cooperate in (i) maintaining all records used in and relevant to claims referred to in Article 4 and (ii) designating custodian(s) of record for such purposes. The party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such party or its officers, directors, employees and agents for their time spent in such cooperation. Purchaser agrees that it shall not, and shall cause its Affiliates not to, encourage any third party to commence any lawsuit in respect of, or otherwise pursue, claims referred to in Article 4.

      14.6 Names and Marks. Purchaser acknowledges and agrees that it does not by virtue of any of the transactions contemplated by this Agreement or otherwise, obtain any rights to any names, marks, trade names or trademarks incorporating "Bendix," "AlliedSignal," or "Honeywell," or any derivation therefrom or any corporate symbols or logos incorporating "Bendix," "AlliedSignal," or "Honeywell" either alone or in combinations or any goodwill represented thereby and pertaining thereto, all of which is, and will remain, the sole property of Sellers. Purchaser further acknowledges and agrees that Sellers retain exclusively all rights to any names, marks, trade names or trade marks not used exclusively in the Business. Notwithstanding the foregoing, for a period not to exceed ninety (90) days from the Closing Date, Purchaser shall have the limited right (i) to use up Inventory, stationery and other printed material acquired pursuant to this Agreement without modifying any trademark or logo thereon, provided that all such material carrying the "AlliedSignal" or "Honeywell" name shall clearly indicate by stamp, sticker or other similar notice or marking that the Assets are now owned by Purchaser, and (ii) to use Personal Property acquired pursuant to this Agreement without modifying any trademark or logo thereon, provided that, in the case of tooling, Purchaser marks any product manufactured with such tooling to indicate the date of manufacture and shall eliminate such trademark or logo from such tooling prior to abandoning or disposing thereof.

      14.7 Transitional Operation of the Business under Sellers' Environmental Permits. In the event that prior to the Closing Date Purchaser is unable to obtain the issuance in Purchaser's name of Environmental Permits required for the continued operation of the Business at the Richardson Facility consistent with the provisions of the Environmental Systems Separation and Services Agreement, then subject to receipt of any required prior approval or assurances from the applicable Governmental Authority and the terms and conditions of this subsection, for the period until completion of the Separations Work for a particular environmental system as provided in the Environmental Systems Separation and Services Agreement (the "Permit Transition Period"), Purchaser may utilize the Environmental Permits listed on Schedule 14.7 (the "Transitional Environmental Permits") held by Sellers for the operation of the Business at the Richardson Facility consistent with the provisions and obligations set forth in the Environmental Systems Separation and Services Agreement. During the Permit Transition Period:

            (a) Sellers shall use reasonable efforts to maintain the Transitional Environmental Permits in effect and in good standing, and shall make timely application for the renewal or reissuance of any such Transitional Environmental Permits that may otherwise expire during the Permit Transition Period.

            (b) Purchaser shall comply with all of Purchaser's obligations set forth in the Environmental Systems Separation and Services Agreement.

            (c) Except for those Environmental Permits identified in the Environmental Systems Separation and Services Agreement which are jointly held after implementation of the Separations Work, Purchaser shall use reasonable best efforts to replace each Transitional Environmental Permit with Environmental Permits under which Purchaser is the identified permittee (collectively, the "Replacement Environmental Permits"). Sellers shall reasonably cooperate, at their own expense, with Purchaser to assist Purchaser in obtaining such Replacement Environmental Permits through the provision of such relevant information as is in the possession of and reasonably available to Sellers and Sellers shall, without charge to Purchaser, execute such documentation as reasonably required to facilitate the acquisition of such Replacement Environmental Permits by Purchaser.

      Upon the receipt of any Replacement Environmental Permit, Purchaser shall immediately and without further action by the parties hereto cease to operate under the Transitional Environmental Permits. Other than the Transitional Environmental Permits and any Environmental Permit required to be jointly held, Purchaser shall operate the Business under Environmental Permits which it has obtained in its own name. At all times during Purchaser's operation of the Business at the Richardson Facility, including without limitation the Permit Transition Period, Purchaser shall operate the Business in compliance with all Environmental Permits and Transitional Environmental Permits, all applicable Environmental Law and the provisions of the Environmental Systems Separation and Services Agreement.

      14.8 Manufacture of VCSELs. If after the Closing Date, Sellers or their Affiliates desire to have manufactured VCSELs of any wavelengths (including commercial quantities of VCSELs developed under Section 14.1(e)(y) or VCSELs for use in applications developed under Section 14.1(e)(z)) utilizing the Transferred Intellectual Property, Sellers and such Affiliates shall submit to Purchaser in writing a request (a "Manufacturing Request") to manufacture such VCSELs. The Manufacturing Request shall include technical specifications in reasonable detail so as to permit Purchaser to evaluate the technical and economic feasibility of producing such VCSELs and Seller's estimate of the quantity and delivery schedule for the VCSELs. Within thirty (30) days after the delivery of the Manufacturing Request, Purchaser shall either deliver to Sellers in writing (x) an offer to manufacture the VCSELs described in the Manufacturing Notice ("Specified VCSELs"), including an indication of price based upon the volumes of Specified VCSELs which Sellers desire to purchase ("Acceptance Notice") or (y) a statement that Purchaser does not wish to manufacture Specified VCSELs ("Rejection Notice"). The price of the Specified VCSELs set forth in the Acceptance Notice shall be no less favorable than any price at which Purchaser would provide Specified VCSELs or their technological equivalent in comparable transactions with third parties that are not Affiliates of Purchaser. Promptly upon delivery of an Acceptance Notice, Purchaser shall commence development of a production model of the Specified VCSELs. If Purchaser delivers (x) an Acceptance Notice but within six (6) months of the delivery of the Manufacturing Request for VCSELs with a wavelength between 830-870 nm or within twelve (12) months for VCSELs with any other wavelength (provided that after nine (9) months Purchaser shall be capable of demonstrating reasonably diligent efforts in developing such VCSELs) is unable to deliver Specified VCSELs in reasonable quantities which meet Sellers' specifications, or such other period as Sellers and Purchaser may agree, or (y) a Rejection Notice, Sellers shall have the right to either manufacture Specified VCSELs themselves or, subject to the Manufacturing Subcontracting Arrangement (as defined below), have Specified VCSELs manufactured by any Person identified by Sellers and approved in writing by Purchaser, such approval not to be unreasonably withheld or delayed (a "Contract Manufacturer"). If pursuant to the foregoing sentence, Sellers elect to manufacture Specified VCSELs or have a Contract Manufacturer manufacture Specified VCSELs, Purchaser covenants and agrees not to assert any of its rights in the Transferred Intellectual Property against Sellers or the Contract Manufacturer solely with respect to the manufacture of the Specified VCSELs in accordance with this Section 14.8; provided, however, that Specified VCSELs must be for use or distribution in Sellers' product or products which incorporate or embed VCSELs.

      As used herein, "Manufacturing Subcontracting Arrangement" shall mean the reasonably expeditious negotiation, execution and delivery of a manufacturing subcontracting arrangement by Purchaser, on the one hand, and the Contract Manufacturer, on the other hand, pursuant to which Purchaser and the Contract Manufacturer agree that the Contract Manufacturer shall supply to Sellers, on behalf of Purchaser, Specified VCSELs on terms and conditions which are commercially reasonable and in volumes and on a delivery schedule consistent with the needs of Sellers. The price per VCSEL paid by Sellers to Purchaser for Specified VCSELs manufactured pursuant to the Manufacturing Subcontracting Arrangement shall be eight percent (8%) in excess of the price per VCSEL which is paid by Purchaser to the Contract Manufacturer. Pursuant to a Manufacturing Subcontracting Arrangement, Purchaser shall provide the Contract Manufacturer with the right to utilize the Transferred Intellectual Property to supply Specified VCSELs subject to such typical and customary confidentiality restrictions as may be required by Purchaser. Purchaser shall use reasonable commercial efforts to assist Sellers in facilitating the Manufacturing Subcontracting Arrangement.

      If Sellers manufacture the Specified VCSELs themselves, Sellers shall pay to Purchaser for the Specified VCSELs a royalty equal to the sum of three percent (3%) of the fair market value of the Specified VCSELs manufactured by Sellers plus the amount which Purchaser must pay to third parties under any license agreements that pertain to the manufacture of the Specified VCSELs.

      14.9  Continued Supply of Supplied Parts and Attenuation Coating.

            (a) For a period of twelve (12) months after the Closing Date, Sellers shall use reasonable commercial efforts to supply Purchaser with silicon back monitor diodes and ceramic insulators ("Supplied Parts") in volumes comparable to those on which such parts were provided by Sellers to the Business prior to the Closing Date and for prices as set forth on Schedule 14.9 attached hereto. Other than price, the terms and conditions shall be based on Sellers' standard terms and conditions for the supply of similar items in comparable transactions with third parties that are not Affiliates of Sellers. Purchaser shall provide Sellers on a weekly basis with a thirty-day forecast of its requirements for Supplied Parts. Purchaser shall use reasonable commercial efforts to identify and utilize third party sources for Supplied Parts and as soon as such third party sources are identified shall cease placing orders for Supplied Parts with Sellers. Purchaser shall promptly notify Sellers in writing that it has obtained a third party source for Supplied

Products and shall purchase from Sellers, at Sellers' cost (as reflected by the carrying value of inventory in their accounting books and records) all remaining raw material and work-in-progress related to Supplied Products that Sellers have on hand F.O.B. Sellers' facilities where such Supplied Products are manufactured and all finished good inventory of Supplied Parts that Sellers have on hand F.O.B. Sellers' facilities where such Supplied Parts are manufactured at the prices specified on Schedule 14.9.

            (b) For a period of twelve (12) months after the Closing Date, Sellers shall use reasonable commercial efforts to service Purchaser's requirements for attenuation coating with respect to window cans at the Richardson Facility ("Supplied Services") in volumes comparable to those for which such service was provided by Sellers to the Business prior to the Closing Date and for prices as set forth on Schedule 14.9 attached hereto. Other than price, the terms and conditions shall be based on Sellers' standard terms and conditions for the supply of similar services in comparable transactions with third parties that are not Affiliates of Sellers. Purchaser shall provide Sellers on a weekly basis with a thirty-day forecast of its requirements for Supplied Services. Purchaser shall use reasonable commercial efforts to identify and utilize third party sources for Supplied Services and as soon as such third party sources are identified shall cease placing orders for Supplied Services with Sellers. Purchaser shall promptly notify Sellers in writing that it has obtained a third party source for Supplied Services.

      14.10 Reserve License of Intellectual Property.

            (a) Notwithstanding the assignment and the sale of the Transferred Intellectual Property hereunder, as of the Closing Date, Sellers hereby reserve and shall have for themselves and each of their Affiliates a paid up royalty-free, world-wide, irrevocable, perpetual, non-exclusive license with the Right to Sublicense (as defined below), under the Transferred Intellectual Property to fully exercise such Transferred Intellectual Property outside of the scope of Competitive Activities (except for the activities described in Section 14.1(e)(z)), including without limitation, the right to manufacture, have manufactured, use, sell, offer for sale, export, import, or otherwise transfer any and all chips, components, devices, products, optical subassemblies, or packaging thereof that are outside of the scope of Competitive Activities.

            (b) To the extent that Purchaser does not produce commercially available VCSELs in accordance with Section 14.8 above, notwithstanding the assignment and the sale of the Transferred Intellectual Property contemplated hereunder and notwithstanding anything to the contrary herein, including, without limitation, Section 14.1 hereof, as of the Closing Date, Sellers hereby reserve and shall have for themselves and each of their Subsidiaries and Affiliates a royalty-bearing, world-wide, non-exclusive license under the Transferred Intellectual Property, subject to the royalty and other terms set forth in Section 14.8, solely for the manufacture of VCSELs by Sellers in respect of the manufacture, use, sale, offer for sale, export, or import of products which incorporate a VCSEL.

            (c) Notwithstanding the foregoing assignment and the sale of the Transferred Intellectual Property hereunder, and subject to the restrictions of
Section 14.1 hereof, as of the Closing Date, Sellers hereby reserve and shall have for themselves and each of their Affiliates a paid up royalty-free, world-wide, irrevocable, perpetual, non-exclusive license, under the

Transferred Intellectual Property to fully exercise such Transferred Intellectual Property for Sellers' internal research, development or other scientific purposes as expressly permitted under Section 14.1(e)(y).

            (d) Except as expressly set forth in this Section 14.10 or Section 14.8, the reservation of rights by Sellers under this Section 14.10 does not include the right to sell commercial products that utilize the Transferred Intellectual Property or engage in Competitive Activities.

            (e) As used herein, "Right to Sublicense", with respect to Transferred Intellectual Property, shall mean the right to convey to any customer of Sellers or their Affiliates, with respect to any product containing a VCSEL manufactured by or for Sellers or their Affiliates that Sellers or their Affiliates sell, lease or transfer to such customer, the rights to use, resell and transfer such products as sold or leased by Sellers or their Affiliates to such customer.

      14.11 Reimbursed Costs. Purchaser agrees to reimburse Sellers for one-half of any reasonable out-of-pocket costs or expenses incurred by Sellers or its Affiliates in respect of the performance by Sellers of their obligations under the Environmental Systems Separation and Services Agreement or the Shared Site Services Agreement (together with any IT Costs incurred on or prior to the date hereof, "Reimbursed Costs"). Purchaser shall reimburse Sellers within thirty
(30) days of the delivery to Purchaser of any invoice setting forth in reasonable detail the nature and type of Reimbursed Costs for which Seller is liable hereunder.

      14.12 Covenant Not to Sue.

            (a) Sellers agree that with respect to any Covered Patent (as defined below) owned by Sellers or for which Sellers have the right on or prior to the Closing Date to grant licenses of the scope of the licenses granted to Purchaser in the License Agreement, Sellers will not assert any claims against Purchaser or any Affiliate of Purchaser for direct infringement, contributory infringement or inducement of infringement of the Covered Patents for the manufacture, use, sale, offer for sale or import of any apparatus designed or manufactured with any technology or other material embodying any of the Transferred Intellectual Property, or any derivative or improvement thereof, made by or for Purchaser. "Covered Patents" shall mean (i) any issued patents and patent applications (including provisional applications) issued or filed, respectively, on or prior to the Closing Date that claim a process for manufacturing (including designing and constructing) a VCSEL, a structure of a VCSEL or VCSEL Component Packaging, (ii) issued patents stemming from patent applications (including provisional applications) filed after the Closing Date claiming inventions in existence on or prior to the Closing Date to the extent such issued patents claim a process for manufacturing (including designing and constructing) a VCSEL, a structure of a VCSEL or VCSEL Component Packaging, and
(iii) all reissues, divisions, renewals, extensions, continuations and continuations-in-part (to the extent the subject matter is supported by the parent of the continuation-in-part) with respect to clauses (i) and (ii) thereof, in any jurisdiction worldwide. For purposes of this Section 14.12, "VCSEL Component Packaging" shall mean a package consisting of one or more VCSEL die, with or without additional optical, electronic, and/or mechanical components or subassemblies (e.g., detector, lens, fiber optic coupler, VCSEL data modulation circuitry), including all VCSEL-based optical subassemblies made by or for the Business on or prior to the Closing Date, and shall not be construed to mean a higher-level product application of a VCSEL, such as a sensor (e.g., for cytometry or turbidity), an atomic clock, or a LIDAR device.

            (b) Sellers agree that they will not assert any claims against Purchaser or any Affiliate of Purchaser for contributory infringement or inducement of infringement of any patent or patent application owned or licensed by Sellers as of the Closing Date, and for which Sellers have the right on or prior to the Closing Date to grant licenses of the scope of the licenses granted to Purchaser in the License Agreement, for the manufacture, use, sale, offer for sale or import of any VCSEL or VCSEL Component Packaging designed or manufactured with any technology or other material embodying any of the Transferred Intellectual Property, or any derivative or improvement thereof made by or for Purchaser, and all reissues, divisions, renewals, extensions, continuations and continuations-in-part (to the extent the subject matter is supported by the parent of the continuation-in-part) of such patents in any jurisdiction worldwide. For the avoidance of doubt, the patents within the scope of this Section 14.12 include but are not limited to the patents listed on
Schedule 2.2(l).

            (c) This covenant not to sue is personal to Purchaser (or Purchaser's permitted assignee or successor-in-interest) and shall not affect or restrict any other rights or defenses of either Sellers or Purchaser as to each party's respective Intellectual Property other than as specifically stated in this Section 14.12.

      14.13 Licensed Software. Subject to the terms and conditions of this Agreement, Sellers grant to Purchaser and Purchaser accepts a nonexclusive, nontransferable, perpetual license, without the right to sublicense, to use the binary form of each item of software designated with a "C" on Attachment 2.2(o)(3) to Schedule 2.2(o) ("Licensed Software") solely for Purchaser's own internal purposes in accordance with the operation of the Business. Purchaser shall not decompile, disassemble, reverse engineer, copy, create derivative works, modify or otherwise use the Licensed Software except as authorized herein. Purchaser may make only two (2) copies of the Licensed Software in non-printed, machine-readable form, to be used solely for archival or backup purposes ("Archival Copies"). Purchaser shall include all copyright and trade secret notices and serial numbers on the Archival Copies, which shall be owned solely by Sellers or their third-party suppliers as applicable. Except as expressly granted in this Section 14.13, no license or right, including sublicensing rights, either expressly, implicitly, by estoppel, conduct of the Parties, or otherwise, is granted by Sellers to Purchaser. The Licensed Software is licensed *AS IS * with no support, upgrades, enhancements, or improvements of any sort. Accordingly, Sellers make no express or implied representations or warranties, and to the maximum extent permitted by applicable law hereby disclaims all warranties, express or implied, arising by operation of law or otherwise, with respect to the Licensed Software or its condition or use by Purchaser, including, but not limited to, any implied warranty of merchantability, any implied warranty of fitness for particular purpose, any implied warranty arising from course of performance, course of dealing or usage of trade.

15.   INDEMNIFICATION.

      15.1 Indemnification by Sellers. Subject to Section 15.4, if the Closing occurs, Sellers shall, jointly and severally, defend and indemnify and hold harmless Purchaser and its directors, officers, employees and Affiliates from and against and in respect of any and all claims, liabilities, obligations, losses, damages (excluding punitive, consequential and indirect damages), costs, and out of pocket expenses (including without limitation, reasonable legal, accounting and similar expenses) (individually a "Loss" and collectively, "Losses") which any of them may incur which are the direct and proximate result of any one or more of the following:

            (a) any breach of any covenant or agreement on the part of any Seller in this Agreement or any Ancillary Agreement (other than a Commercial Agreement);

            (b)   any breach of a representation and warranty set forth in
Article 6;

            (c)   any of the Excluded Liabilities; and

            (d)   any breach of Sellers' covenants set forth in Sections 8.7 and
14.7 or any violation occurring on or after the Effective Time under any Transitional Environmental Permit or Replacement Environmental Permit by the Sellers or their Affiliates; provided, however, that for purposes of this
Section 15.1(d), Losses shall include consequential and indirect damages arising from or related to Purchaser's inability to operate the Business in the ordinary course as a result of the foregoing breaches or violations; provided further, however, for the avoidance of doubt, the failure of the applicable Governmental Authority to approve or to continue to approve Purchaser's operation of the Business during the Permit Transition Period under the Transitional Environmental Permits or thereafter under Replacement Environmental Permits shall not constitute either (i) a breach of Sellers' covenants set forth in Sections 8.7 and 14.7, or (ii) a violation by Sellers or their Affiliates under any Transitional Environmental Permit or Replacement Environmental Permit.

      15.2 Indemnification by Purchaser. Subject to Section 15.4, if the Closing occurs, Purchaser shall defend, indemnify and hold harmless Sellers and their directors, officers, employees and Affiliates from and against and in respect of any and all Losses which any of them may incur which are the direct and proximate result of any one or more of the following:

            (a) any breach of any covenant or agreement on the part of any Purchaser in this Agreement or any Ancillary Agreement (other than a Commercial Agreement);

            (b)   any breach of a representation or warranty set forth in
Article 7;

            (c)   any of the Assumed Liabilities; and

            (d) any breach of Purchaser's covenants set forth in Sections 8.7 and 14.7 or any violation occurring on or after the Effective Time under any Transitional Environmental Permit or Replacement Environmental Permit by the Business, the Purchaser or its Affiliates; provided, however, that for purposes of this Section 15.2(d), Losses shall include consequential and indirect damages arising from or related to Sellers' inability to operate their business of designing and manufacturing silicon and GaAs wafers at the Richardson Facility in the ordinary course as a result of the foregoing breaches or violations; provided further, however, for the avoidance of doubt, the failure of the applicable Governmental Authority to approve or to continue to approve Sellers' operation of the business of designing and manufacturing silicon and GaAs wafers at the Richardson facility during the Permit Transition Period under the Transitional Environmental Permits or thereafter under Replacement Environmental Permits shall not constitute either (i) a breach of Purchaser's covenants set forth in Sections 8.7 and 14.7, or (ii) a violation by Purchaser or its Affiliates under any Transitional Environmental Permit or Replacement Environmental Permit.

      15.3 Survival. The parties agree that, regardless of any investigation made at any time by the parties, the representations and warranties made by Sellers and Purchaser in Articles 6 and 7, respectively, of this Agreement (and any indemnity obligations) shall survive the Closing and shall terminate, and be of no further force and effect, and no claims with respect thereto may be made by Purchaser or Sellers after the first anniversary of the Closing Date; provided, however, that the representations and warranties contained in Section
6.17 (Taxes) shall survive to the expiration of the applicable statute of limitations. If any claim for indemnification hereunder, which has been previously asserted by either party to this Agreement pursuant to a notice of claim in accordance with Section 15.5 below, is still pending at the expiration of the applicable survival period, such claim shall continue to be subject to the indemnification provisions of this Agreement until resolved.

      15.4  Limitations on Indemnity.

      Notwithstanding anything to the contrary contained in this Agreement:

            (a) Sellers shall have no liability or obligation to Purchaser (or any other Indemnitee) with respect to claims made pursuant to Section 15.1(b) to the extent that Losses under that Section in the aggregate are equal to or less than three percent (3%) of the Initial Purchase Price (the "Threshold"), and thereafter only to the extent that such Losses exceed the Threshold; provided, however, that (A) in no event shall Sellers' aggregate liability or obligation for Losses (other than Losses covered by Sections 15.1(a), 15.1(c) and 15.1(d)) exceed thirty-five percent (35%) of the Initial Purchase Price (the "Cap"), and
(B) in no event shall Sellers have any liability or obligation with respect to any individual claim (or group of related claims or claims having a similar factual basis) made under Section 15.1(b) unless the Losses claimed thereunder exceed one hundred fifty thousand dollars ($150,000) (each such claim a "De Minimis Claim" and, together, the "De Minimis Claims"). For the avoidance of doubt no De Minimis Claims shall be applied against the Threshold.

            (b) Sellers shall have no liability or obligation to Purchaser (or any other Indemnitee) with respect to claims made pursuant to Section 15.1(b) unless Sellers have received notice of such claim (describing the claim in reasonable detail, the amount thereof with reasonable certainty, and the basis thereof) within the applicable survival period set forth in Section 15.3.

            (c) Sellers shall have no liability or obligation to Purchaser for any Loss to the extent the liability attributable to such Loss is reflected or reserved for on the Final Closing Net Working Capital Statement determined pursuant to Section 3.2 (and such Loss shall not be included as a Loss for purposes of the Threshold or the Cap).

            (d) Purchaser shall have no liability or obligation to any Seller (or any other Indemnitee) with respect to claims made pursuant to Section 15.2(b) to the extent that Losses under that Section in the aggregate are equal to or less than the Threshold, and thereafter only to the extent that such Losses exceed the Threshold; provided, however, that (A) in no event shall Purchaser's aggregate liability or obligation for Losses (other than Losses covered by Sections 15.2(a), 15.2(c) and 15.2(d)) exceed the Cap, and (B) in no event shall Purchaser have any liability or obligation with respect to any individual claim (or group of related claims or claims having a similar factual basis) made under Section 15.2(b) unless the Losses claimed thereunder exceed a De Minimis Claim. For the avoidance of doubt no De Minimis Claims shall be applied against the Threshold.

            (e) Purchaser shall have no liability or obligation to any Seller (or any other Indemnitee) with respect to claims made pursuant to Section 15.2(b) unless Purchaser has received notice of such claim (describing the claim in reasonable detail, the amount thereof with reasonable certainty and the basis thereof) within the applicable survival period set forth in Section 15.3.

            (f) Upon payment of any amount pursuant to any claim for indemnification hereunder, the Indemnitor shall be subrogated, to the extent of such payment, to all of the Indemnitee's rights of recovery against any third party with respect to the matters to which such claim relates.

            (g) Any amounts payable by an Indemnitor pursuant to Sections 15.1 or 15.2 (and any amounts applied towards the Threshold) shall be reduced by (i) any related insurance recoveries net of any costs incurred for such recovery and any retrospective rate increase resulting therefrom and (ii) any payments from third parties who are not Affiliates of the indemnified party.

            (h) The amount of any Loss shall be determined without duplication or double counting of the same Loss under Sections 15.1(a), 15.1(b), 15.1(c) and 15.1(d), if applicable, in the case of indemnification by Sellers, and under Sections 15.2(a), 15.2(b), 15.2(c) and 15.2(d), if applicable, in the case of indemnification by Purchaser. With respect to claims made pursuant to Sections 15.1(b) and 15.2(b), the amount of any Loss shall be determined without giving effect to any Material Adverse Effect or other materiality qualification or similar qualification contained or incorporated directly or indirectly in any representation or warranty contained in Article 6 or Article 7. In making any determination as to whether there exists a valid claim under Section 15.1(b) or
Section 15.2(b), Material Adverse Effect or other materiality qualification or similar qualification contained or incorporated directly or indirectly in any representation or warranty contained in Article 6 or Article 7 (except for the use of the term material in the definition of Material Contract) shall be disregarded and the amount recoverable pursuant to such claim shall be subject only to the limitations provided in this Section 15.4. All matters relating to the Closing Net Working Capital Statement shall be finally settled in accordance with Section 3.2. In the event that Losses incurred by Indemnitees result from the conduct of the Business both prior to and after the Closing, Sellers' obligations under this Article 15 (and any amounts applied towards the Threshold) shall be based solely on such Losses to the extent arising out of the conduct of the Business prior to the Closing Date, and Sellers shall not be responsible for such Losses to the extent arising out of the conduct of the Business on or after the Closing Date, and Purchaser's obligations under this
Article 15 (and any amounts applied toward the Threshold) shall be based solely on such Losses to the extent arising out of the conduct of the Business on or after the Closing Date, and Purchaser shall not be responsible for such Losses to the extent arising out of the conduct of the Business prior to the Closing Date.

            (i) Notwithstanding anything to the contrary in Sections 15.4(a), 15.4(d) or elsewhere herein, there shall be no Threshold or Cap on the amount of an Indemnitor's liability with respect to, and an Indemnitee shall be entitled to recover any and all Losses resulting from, fraud or willful misconduct on the part of the Indemnitor.

            (j) With respect to Environmental Claims, there shall be a rebuttable presumption that any Environmental Liabilities arising from or related to a "recognized environmental condition" as defined in ASTM E1527-00 that is described in the Phase I Environmental Site Assessment, dated January 12, 2004 and delivered to the Purchaser prior to the date hereof, arose out of, or resulted from, the operation of the Business prior to the Effective Time. There shall also be a rebuttable presumption that any liability, claim, obligation, cost or expense arising from or related to a "recognized environmental condition" as defined in ASTM E1527-00 on that portion of the Richardson Facility occupied by Purchaser pursuant to the Richardson Lease that is not described in the Phase I Environmental Site Assessment, dated January 12, 2004 and delivered to Purchaser prior to the date hereof, was caused by the acts or omissions of Purchaser.

      15.5  Indemnification Procedure.

            (a) Any party making a claim for indemnification hereunder (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts which may reasonably be expected to give rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof (a "Notice of Claim"), provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent such failure shall have actually prejudiced the Indemnitor.

            (b) With respect to any third party action, lawsuit, proceeding, investigation or other claim which is the subject of a Notice of Claim, an Indemnitor shall be entitled to assume and control (with counsel of its choice) the defense of such action, lawsuit, proceeding, investigation or other claim at the Indemnitor's expense and at its option by sending written notice of its election to do so within fifteen (15) days after receiving the Notice of Claim from the Indemnitee as aforesaid; provided, however, that:

                  (i) The Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose (the fees and expenses of such separate counsel shall be borne by Indemnitee); and to assert against any third party (other than the Indemnitor or any of its Subsidiaries or Affiliates) any and all crossclaims and counterclaims the Indemnitee may have, subject to Indemnitor's consent, which consent shall not be unreasonably withheld or delayed;

                  (ii) If the Indemnitor elects to assume the defense of any such claim, the Indemnitor shall be entitled to compromise or settle such claim in its sole discretion so long as either (x) such compromise or settlement is purely monetary and provides an unconditional release of the Indemnitee with respect to such claim or (y) the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld or delayed); and

                  (iii) If the Indemnitor shall not have assumed the defense of such claim within the fifteen (15) day period set forth above, the Indemnitee may assume the defense of such claim with counsel selected by it and may make any compromise or settlement thereof or otherwise protect against the same and be entitled to all amounts paid as a result of such third party claim, demand, suit or action or any compromise or settlement thereof, provided that, in the case of any such compromise or settlement, (x) such compromise or settlement is purely monetary and provides an unconditional release of the Indemnitor with respect to such claim or (y) the Indemnitee shall obtain the prior written consent of the Indemnitor (which shall not be unreasonably withheld or delayed). The Indemnitee shall give the Indemnitor notice of the name of counsel selected by it prior to the time of assuming the defense and the Indemnitor shall have five (5) Business Days in which to object to such counsel. In the event of such objection, the Indemnitor shall have the obligation to defend on the terms specified in Section 15.5(b)(ii).

            (c) The Indemnitee shall at all times cooperate, at its own expense, in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnitor. To the extent Indemnitor is actually harmed by any failure by the Indemnitee to so cooperate, such failure shall render null and void any obligation of the Indemnitor to indemnify the Indemnitee pursuant to this Article 15.

            (d) The foregoing paragraphs (a) through (c) notwithstanding, with respect to any claim by an Indemnitee for indemnification pursuant to Section 15.1(c) with respect to Section 4.2(e), or Section 15.1(b) with respect to
Section 6.12, the Indemnitee shall give the Indemnitor sole control of the defense of the underlying matter with respect to which the Indemnitee claims indemnity (hereinafter "Purchaser Claims"), including any actions to address an environmental condition in a manner and to an extent necessary to cause the Assets to be in substantial compliance with Environmental Laws, including without limitation, site investigations, and the treatment, destruction, containment, removal or transportation off-site for disposal of Hazardous Materials (hereinafter a "Site Remediation"). Without further consideration (except as set forth below), the Indemnitee agrees that it shall support and cooperate in any and all reasonable ways with the Indemnitor. The foregoing obligation shall include, without limitation, the following:

                  (i) providing the Indemnitor, its employees, agents, contractors and subcontractors and other authorized representatives engaged by or associated with the Indemnitor (collectively, the "Indemnitor Personnel") and representatives of any governmental agency with access to property of the Indemnitee to conduct Site Remediation; provided, however, that such access shall only occur at times and for periods reasonably agreed to by Purchaser and such access shall not unduly interfere with the Business activities conducted at any facilities;

                  (ii) any and all reasonable assistance in securing any required permits or approvals (including without limitation by holding in its name any such permit where necessary or appropriate) in order to perform any Site Remediation; provided, however, that reasonable, out of pocket expenses incurred by the Indemnitee in performing such assistance shall be reimbursed by the Indemnitor;

                  (iii) such support by the Indemnitee as may be reasonably required and requested by the Indemnitor or Indemnitor Personnel in conducting any Site Remediation and in managing, settling or defending any third party claim; including without limitation, permitting the Indemnitor to review, copy and/or consult pertinent books, documents and records and interview with knowledgeable employees, provided that reasonable expenses incurred by the Indemnitee in performing such assistance shall be reimbursed by the Indemnitor;

                  (iv) such decision, comments or information as may reasonably be requested by the Indemnitor to avoid delay in the performance of any Site Remediation and/or any settlement or defense of any third party claim;

                  (v) any necessary easements upon any property of the Indemnitee, any necessary access to utilities, including but not limited to water, at the expense of the Indemnitor (provided the charges for such utilities are separately metered), and any necessary place to receive any treated water, provided that such easement or access does not materially interfere with the Business activities conducted at any facilities;

                  (vi) all reasonable assistance in prosecuting any claims it may have against third party contributors to the underlying matter; and

                  (vii) permit the Indemnitor to take any Site Remediation necessary to fulfill Indemnitor's responsibilities under this Agreement.

      The Indemnitor shall conduct, manage and control through counsel, consultant or contractor of its choosing: (a) any interaction with, including, without limitation, any negotiation, of an agreement or settlement with Governmental Authorities; (b) any Site Remediation; and (c) any claim, action proceeding, investigation with respect to any Purchaser Claims. Without limiting the foregoing, the Indemnitee agrees not to: (i) interfere with the Indemnitor's management of the foregoing, including without limitation, at any time conducting negotiations, settlements, or communication with Governmental Authorities or third parties except as required by law; or (ii) at any time, take or offer to any Governmental Authority or third party any position inconsistent with positions taken or offered by the Indemnitor or Indemnitor Personnel with respect to a Purchaser Claim. Furthermore, Purchaser agrees to promptly notify Sellers of any notice concerning any Site Remediation or Environmental Claim made by any party on or after the Closing Date.

      15.6  Exclusive Remedy.

            (a) Except as set forth in Section 15.6(b), the sole and exclusive remedy of Purchaser and the sole and exclusive obligation of Sellers for (i) any breach of any representation or warranty made by Sellers, (ii) any breach, nonfulfillment or nonperformance of any covenant or agreement to be performed, complied with or fulfilled by Sellers under this Agreement or any Ancillary Agreement (other than the Commercial Agreements), or (iii) any other Losses referred to in Section 15.1 hereof (other than Losses related to Sellers' refusal to consummate the Transactions contemplated hereunder upon satisfaction of all of the conditions set forth in Article 10 of this Agreement), shall be as expressly provided in this Article 15 (or Section 11.2 as applicable) and Sellers shall have no other obligations with respect thereto.

            (b) If Sellers breach the covenant in Section 14.1, Sellers acknowledge such violation or breach will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, if Sellers breach the covenant in
Section 14.1, Purchaser shall be entitled to specific performance, temporary and permanent injunctive relief or such other equitable remedies as may be available from any court of competent jurisdiction without the necessity of proving actual damage.

            (c) The sole and exclusive remedy of Sellers and the sole and exclusive obligation of Purchaser for (i) any breach of any representation or warranty made by Purchaser, (ii) any breach, nonfulfillment or nonperformance of any covenant or agreement to be performed, complied with or fulfilled by Purchaser under Article 14 of this Agreement or any Ancillary Agreement (other than the Commercial Agreements), or (iii) any other Losses referred to in
Section 15.2 hereof (other than Losses related to Purchaser's refusal to consummate the transactions contemplated hereunder upon satisfaction of all of the conditions set forth in Article 9 of this Agreement), shall be as expressly provided in this Article 15 (or Section 11.2 as applicable) and Purchaser shall have no other obligations with respect thereto.

      15.7 Treatment of Indemnity Payments. The Sellers and Purchaser agree that all indemnification payments made in accordance with Article 15 will be treated by the parties as an adjustment to the Initial Purchase Price.

16.   MISCELLANEOUS.

      16.1 Expenses. Except as otherwise provided herein, whether or not the transactions contemplated hereby are consummated, all costs, expenses and disbursements incurred by Sellers and Purchaser in connection with this Agreement and the transactions contemplated hereby shall be borne by them, respectively.

      16.2 Bulk Sales. Purchaser hereby waives compliance with any applicable bulk sales law.

      16.3 Assignability. This Agreement shall not be assignable by any party without the express written consent of the other party hereto; provided, however, that any Seller, other than Honeywell, may assign this Agreement to a Subsidiary (wholly owned, directly or indirectly, by Honeywell) and Purchaser may assign this Agreement to any of its wholly-owned Subsidiaries, in any case so long as the assignor guarantees, by instrument in form and substance reasonably satisfactory to the other party, the obligations of the assignee under this Agreement. Any assignment in violation of this Section 16.3 shall be null and void and of no force and effect.

      16.4 Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto.

      16.5 Notices. All notices or other communications required or permitted to be given hereunder shall be (as elected by the party giving such notice) (i) personally delivered against receipt to the party to whom it is to be given with copies to all others listed, (ii) transmitted by telecopy, (iii) transmitted by postage prepaid certified mail, return receipt requested, or (iv) delivered from a point in the United States by a recognized overnight courier service as follows:

            (a)   If to Sellers:

                                  Senior Vice President and General Counsel
                                  Honeywell International Inc.
                                  101 Columbia Road
                                  Morristown, New Jersey 07962
                                  Telecopy:  (973) 455-4217

                  with a copy to:

                                  Vice President and General Counsel -
                                  Automated Control Solutions
                                  Honeywell International Inc.
                                  1600 Utica Avenue S
                                  Suite 300
                                  St. Louis Park, MN  55416
                                  Telecopy: (952) 656-1231

            (b)   If to Purchaser:

                                  Finisar Corporation
                                  1308 Moffett Park Drive
                                  Sunnyvale, California 94089
                                  Attn.: President and CEO
                                  Telecopy:  (408) 541-9579
                  with a copy to:

                                  Finisar Corporation
                                  1308 Moffett Park Drive
                                  Sunnyvale, California 94089
                                  Attn.: General Counsel
                                  Telecopy:  (408) 542-3885

                                  Gray Cary Ware & Freidenrich LLP
                                  2000 University Avenue
                                  East Palo Alto, California 94303
                                  Attn.: Dennis C. Sullivan
                                  Telecopy: (650) 833-2001

All notices and other communications shall be deemed to have been duly given on
(A) the date of receipt if delivered personally or by telecopy (with issuance by the transmitting machine of confirmation of successful transmission), (B) the day of delivery as indicated on the return receipt if delivered by mail, or (C) one (1) Business Day after the date of delivery in the US to the overnight courier if sent by overnight courier. Any party hereto may change its address for purposes hereof by notice to all other parties.

      16.6  Counterparts. This Agreement may be executed simultaneously in two
(2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute and be the same instrument. Telecopy versions of this Agreement that contain telecopy facsimiles of signatures shall be deemed duplicate, executed originals of this Agreement.

      16.7 Attachments and Schedules. All Attachments and Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Attachments or Schedules shall be deemed to refer to this entire Agreement, including all Attachments and Schedules. Any item or matter required to be disclosed on a particular Schedule pursuant to this Agreement shall be deemed to have been disclosed if information for such item or matter complying with such disclosure requirements is set forth on another Schedule under this Agreement. Neither the specification of any dollar amount in the representations and warranties set forth in Article 6 or elsewhere herein nor the indemnification provisions of Article 15 nor the inclusion of any Schedule shall be deemed to constitute an admission by Sellers, or otherwise imply, that any such amounts or the items so included are material for purposes of this Agreement or are required to be listed on the relevant Schedule.

      16.8 Governing Law. This Agreement shall in all respects be interpreted, construed, and governed by and in accordance with the laws of the State of New York, disregarding any conflict of laws provisions which may require the application of the law of another jurisdiction.

      16.9 Arbitration. In the event of any dispute, controversy or claim after the Closing between Purchaser and Sellers arising out of or relating to this Agreement (other than as provided in Section 3.2 with respect to Final Net Working Capital or with respect to Section 14.1), the parties shall attempt to resolve such dispute among themselves within thirty (30) calendar days from the date either party sends written notice of such dispute to the other party. If the parties fail to resolve the dispute within such period, the dispute shall be settled by binding arbitration, before three (3) arbitrators, which shall be the sole and exclusive procedure for the resolution of any such dispute. Within ten
(10) calendar days after receipt of a notice of intention to arbitrate sent by one party, each party shall designate in writing one (1) arbitrator to resolve the dispute, which two (2) arbitrators shall, in turn, jointly select a third arbitrator within twenty (20) calendar days of their designation, failing which, the third arbitrator shall be appointed by the American Arbitration Association (the "AAA") in accordance with the Commercial Arbitration Rules of the AAA (the "Commercial AAA Rules"). The arbitrators so designated shall each be a lawyer experienced in commercial and business affairs who is not an employee, consultant, officer or director of any party hereto or any Affiliate of any party to this Agreement and who has not received any compensation, directly or indirectly, from any party hereto or any Affiliate of any party to this Agreement during the two (2) year period preceding the Closing Date. The arbitration proceedings shall be governed by the Commercial AAA Rules but need not be administered by that organization. Purchaser and Sellers shall request the arbitrators to use their best efforts to rule on each disputed issue within thirty (30) calendar days after the completion of the hearings; provided, however, that the failure of the arbitrators to so rule during such period shall not affect or impair the validity of any arbitration award. The determination of the arbitrators as to the resolution of any dispute shall be final, binding and conclusive upon all parties hereto. All rulings of the arbitrators shall be in writing, with the reasons for the ruling given, and shall be delivered to the parties hereto. Each party shall pay the fees of its respective designated arbitrator and its own costs and expenses of the arbitration. The fees of the third arbitrator shall be paid fifty percent (50%) by each of the parties. The place of the arbitration shall be New York, New York. Any arbitration award may be entered in and enforced by any court having jurisdiction thereof and the parties hereby consent and submit to the jurisdiction of the courts of any competent jurisdiction for purposes of the enforcement of any arbitration award.

      16.10 Definitions. For purposes of this Agreement:

            "Accounting Principles" shall have the meaning specified in Section 3.2(b).

            "Accounts" shall have the meaning specified in Section 5.2.3.

            "Accounts Receivable" shall have the meaning specified in Section 2.1(g).

            "Adjusted Purchase Price" shall have the meaning specified in
Section 3.2(a).

            "Affiliate" shall mean, as to any specified Person, any other Person, which, directly or indirectly, at the time such determination is being made, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

            "Agreement" shall have the meaning specified in the Preamble.

            "Ancillary Agreements" shall mean the Commercial Agreements and each other agreement and instrument to be executed and delivered by any Seller or Purchaser pursuant to this Agreement.

            "Approval" shall mean any Consent of, or filing required to be made with, any Governmental Authority.

            "Assets" shall have the meaning specified in Section 2.1.

            "Assumed Liabilities" shall have the meaning specified in Section
4.1

            "Business" shall have the meaning specified in Recital A.

            "Business Day" or "business day" shall mean a day other than a Saturday, Sunday or other day on which banks in New York, New York are required to or may be closed.

            "Cap" shall have the meaning specified in Section 15.4(a).

            "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act as of 1980, as amended.

            "Closing" shall have the meaning specified in Section 1.1(a).

            "Closing Date" shall have the meaning specified in Section 1.1(a).

            "COBRA" shall have the meaning specified in Section 5.2.8.

            "Code" shall mean the US Internal Revenue Code of 1986, as amended.

            "Commercial Agreements" shall mean the Transition Services Agreement, Richardson Lease, Ion Implant Agreement, License Agreement, Shared Site Services Agreement, Single Property Agreement and Environmental Systems and Separation Agreement.

            "Competitive Activities" shall have the meaning specified in Section 14.1.

            "Consent" shall mean any action, approval, consent or authorization.

            "Contracts" shall have the meaning specified in Section 2.1(d).

            "Deadline" shall have the meaning specified in Section 11.1(b).

            "DOJ" shall mean the US Department of Justice.

            "Dollars" or "$" shall mean lawful currency of the US.

            "Effective Time" shall have the meaning specified in Section 1.2

            "Employees" shall have the meaning specified in Section 5.1.

            "Encumbrance" shall mean any pledge, lien, collateral assignment, security interest, mortgage, deed of trust, title retention, conditional sale or other security arrangement, or any charge or any other encumbrance of any kind.

            "Enforceability Exceptions" shall have the meaning specified in
Section 6.2.

            "Environmental Claims" shall mean any and all actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements made by a Governmental Authority relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Material or any third party claim arising from any alleged injury or threat of injury to health, safety or the Environment.

            "Environmental Law" shall mean any federal, state or local statute, regulation or ordinance, as in effect on the Closing Date, relating to the protection of the environment, protection of the health and safety of employees and other workers, and protection of or compensation to individuals from or related to exposures to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
Section 9601 et. seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substance Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) or any Law having similar effect in any jurisdiction other than the US.

            "Environmental Liabilities" shall mean all liabilities, claims, obligations, costs and expenses of any kind or nature whatsoever, whether arising before or after the Closing, and whether known or unknown, fixed or contingent, matured or unmatured, arising under Environmental Laws relating to the Business, Assets, or arising in connection with or relating to Environmental Claims including, without limitation, all such liabilities, claims, obligations, costs and expenses associated with any facility formerly owned or operated by the Business or used by the Business for the offsite disposal of waste.

            "Environmental Permit" shall mean any permit, approval, identification number, license or other authorization required to operate the Business under any applicable Environmental Law.

            "Environmental Systems Separation and Services Agreement" shall have the meaning specified in Section 12(i).

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "Excluded Assets" shall have the meaning specified in Section 2.2.

            "Excluded Environmental Liabilities" shall have the meaning specified in Section 4.2(e).

            "Excluded Liabilities" shall have the meaning specified in Section 4.2.

            "Final Allocation" shall have the meaning specified in Section 3.3.

            "Final Net Working Capital" shall have the meaning specified in
Section 3.2(a).

            "Final Closing Net Working Capital Statement" shall have the meaning specified in Section 3.2(c).

            "Financial Statements" shall have the meaning specified in Section 6.5.

            "Firm" shall have the meaning specified in Section 3.2(c).

            "Former Employees" shall have the meaning specified in Section 5.1.

            "FTC" shall mean the Federal Trade Commission.

            "Governmental Authority" shall mean any foreign, Federal, State, county, city or other governmental authority, agency or instrumentality.

            "Hazardous Materials" shall mean any substance, material or waste which is regulated by any Governmental Authority, which substance, material or waste includes, without limitation, petroleum and its by-products, friable asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law(s) or which poses or threatens to pose a risk of harm to health, safety or the environment.

            "Honeywell" shall have the meaning specified in the Preamble.

            "H-S-R Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any substantive US antitrust law applicable to the transactions contemplated hereby.

            "Income Statements" shall have the meaning specified in Section 6.5.

            "Indemnitee" shall have the meaning specified in Section 15.5(a).

            "Indemnitor" shall have the meaning specified in Section 15.5(a).

            "Indemnitor Personnel" shall have the meaning specified in Section 15.5(d)(I).

            "Initial Net Working Capital" shall have the meaning specified in
Section 3.2(a).

            "Initial Purchase Price" shall have the meaning specified in Section 3.1(a).

            "Intellectual Property" shall mean any or all of the following intellectual property: (i) all patents and patent applications (including disclosures and provisional applications) and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof in any jurisdiction in the world and all trademarks, tradenames, service marks and applications therefor; (ii) processes, formulas, computer software and other electronic media, engineering designs, trade secrets, know-how, inventions and discoveries, whether patented, patentable or not, including without limitation, those in development, and design, manufacturing, engineering and other technical information; (iii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications therefor; (iv) rights under all licenses, agreements or other documents (to the extent transferable), if any, under which intellectual property rights were granted by a third party or to a third party; (v) the goodwill associated with the trademarks, trade names and service marks; (vi) tangible documentation of property and rights referred in clauses (i)-(v); and (vii) all rights Sellers may have to sue for infringement of or interference with property and rights referred in clauses (i)-(v) of this definition.

            "Intellectual Property Assignments" shall have the meaning specified in Section 12(c).

            "Intellectual Property Claim" shall mean (i) any written claim challenging the scope, validity or enforceability of any of the Transferred Intellectual Property or (ii) any written claim that any of the products designed, manufactured or sold by the Business infringes the intellectual property rights of another Person.

            "Intellectual Property Licenses" shall have the meaning specified in the definition of Transferred Intellectual Property.

            "Interests" shall have the meaning specified in Section 2.3(a).

            "Inventory" shall have the meaning specified in Section 2.1(a).

            "Ion Implant Agreement" shall have the meaning specified in Section 12(g).

            "IRS" shall mean the Internal Revenue Service.

            "IT Room" shall have the meaning specified in Section 8.2(b).

            "IT Costs" shall have the meaning specified in Section 8.9.

            "Juarez Facility" shall have the meaning specified in Section
2.2(m).

            "Knowledge of Sellers", "Sellers' Knowledge" or variants thereof when used to qualify any representation or warranty of Sellers contained in this Agreement or any other document or instrument furnished to Purchaser by Sellers pursuant to this Agreement refers to the actual knowledge as of the date of this Agreement of the persons employed by Sellers whose names are set forth on Attachment A.

            "Laws" shall have the meaning specified in Section 6.14.

            "Liabilities" shall have the meaning specified in Section 4.1.

            "License Agreement" shall have the meaning specified in Section
12(f).

            "LIBOR" shall mean the rate for three month US dollar deposits which appears on the Bloomberg Page BBAM as of 11:00 a.m., London time, on the day that is one (1) Business Day preceding the Closing Date. If such rate does not so appear on the Bloomberg Page BBAM, "LIBOR" shall mean the average of the rates at which three month US dollar deposits are offered by Morgan Guaranty Trust of New York and Bankers Trust Company to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) one (1) Business Day preceding the payment date.

            "Loss" and "Losses" shall have the meaning specified in Section
15.1.

            "Material Adverse Effect" shall mean a material adverse effect on the business, financial condition or results of operations of the Business taken as a whole, except for (i) changes resulting from general economic, financial or market conditions; (ii) changes resulting from changes generally applicable to the information technology industry; (iii) changes resulting from any outbreak or escalation of hostilities, act or acts of terrorism or other national or international calamity or crisis; (iv) the suspension of trading in securities on any domestic or foreign stock exchange; (v) the taking of any action by any Governmental Authority in respect of its monetary or fiscal affairs; or (vi) changes resulting from this Agreement of the transactions contemplated hereby.

            "Material Contract" shall have the meaning specified in Section 6.9(a).

            "Non-Environmental Permit" shall mean any approval, permit, license or other authorization issued by any Governmental Authority other than Environmental Permits.

            "Non-US Benefit Plan" shall have the meaning specified in Section 6.15(c).

            "Non-US Business" shall have the meaning specified in Section 5.3.

            "Non-US Employees" shall have the meaning specified in Section 5.3.1(a).

            "Notice of Claim" shall have the meaning specified in Section
15.5(a).

            "Other Merger Approvals" shall have the meaning specified in Section 6.4.

            "Patents" shall have the meaning specified in the definition of Transferred Intellectual Property.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation.

            "Permit" shall mean any Environmental Permit or Non-Environmental Permit.

            "Permit Transition Period" shall have the meaning specified in
Section 14.7.

            "Permitted Changes" shall have the meaning specified in Section 8.1.

            "Permitted Liens" shall mean (i) liens for property taxes and assessments or other government charges or levies not yet in default or the validity of which is being contested in good faith by appropriate proceedings,
(ii) liens of mechanics, materialmen, laborers, warehousemen, carriers and other similar common law or statutory liens arising in the ordinary course of business or the basis for which is being contested and adequate provision therefore has been made in the books of the appropriate entity, (iii) liens and encumbrances existing on the date of this Agreement and disclosed in Schedule 6.7 attached hereto, (iv) zoning, entitlement and other land use and environmental regulations by governmental agencies, (v) liens securing liabilities that constitute Assumed Liabilities, (vi) any other liens, encumbrances and other title matters which do not materially detract from the value or materially interfere with the present use of the relevant asset or property, and (vii) liens reflecting capitalized leases from the Person financing a purchase of equipment so long as the lien is limited to the specific equipment so acquired.

            "Person" shall mean any individual, corporation, partnership (general, limited or limited liability), limited liability company, joint venture, association, trust, or other entity or organization.

            "Personal Property" shall have the meaning specified in Section 2.1(b).

            "Plymouth Facility" shall have the meaning specified in Section 2.2(m).

            "Prepaid Expenses" shall have the meaning specified in Section
2.1(h).

            "Proposed Closing Net Working Capital Statement" shall have the meaning specified in Section 3.2(b).

            "Purchase Price" means the Initial Purchase Price, plus or minus any adjustments permitted under this Agreement.

            "Purchaser Benefit Plan" Shall have the meaning specified in Section 5.2.1(b).

            "Purchaser Claims" shall have the meaning specified in Section 15.5(d).

            "Purchaser" shall have the meaning specified in the Preamble.

            "Purchaser's Savings Plans" shall have the meaning specified in
Section 5.2.3.

            "Reference Balance Sheet" shall have the meaning specified in
Section 6.5.

            "Reference Date" shall have the meaning specified in Section 6.5.

            "Replacement Environmental Permits" shall have the meaning specified in Section 14.7(iii).

            "Retained Intellectual Property" shall mean any and all Intellectual Property of Sellers that is used primarily in the Business, other than the Transferred Intellectual Property.

            "Retained Interest" shall have the meaning specified in Section 2.3(a).

            "Richardson Facility" shall have the meaning specified in Section 2.2(m).

            "Richardson Lease" shall have the meaning specified in Section
12(e).

            "Sellers" shall have the meaning specified in the Preamble.

            "Sellers' Deferred Compensation Arrangements" shall have the meaning specified in Section 5.2.6(a).

            "Sellers' Pension Plan" shall have the meaning specified in Section 5.2.2(a).

            "Sellers' Savings Plans" shall have the meaning specified in Section 5.2.3.

            "Sellers' Welfare Benefit Plans" shall have the meaning specified in
Section 5.2.5(a).

            "Shared Site Services Agreement" shall have the meaning specified in
Section 12(j).

            "Single Property Agreement" shall have the meaning specified in
Section 12(h).

            "Site Remediation" shall have the meaning specified in Section 15.5(d).

            "Solvent" means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

            "Subsidiary" shall mean, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person.

            "Supplied Parts" shall have the meaning specified in Section
14.9(a).

            "Supplied Services" shall have the meaning specified in Section 14.9(b).

            "Tax" or "Taxes" shall mean (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, uses, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or
(ii).

            "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Threshold" shall have the meaning specified in Section 15.4(a).

            "Trademarks" shall have the meaning specified in the definition of Transferred Intellectual Property.

            "Transfer Taxes" shall mean all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer tax and any similar Tax).

            "Transferred Intellectual Property" shall mean any or all the following Intellectual Property (except for Excluded Assets) of Sellers used primarily in the Business as it is being conducted on the date of this Agreement, including: (i) all patents and patent applications (including disclosures and provisional applications) and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof in any jurisdiction in the world ("Patents"), subject to the rights of third parties, and all trademarks, trade names, service marks and applications therefor ("Trademarks");
(ii) processes, formulas, computer software and other electronic media, engineering designs, trade secrets, know-how, inventions and discoveries, whether patented, patentable or not, including without limitation, those arising from or relating to development, and design, manufacturing, engineering and other technical information; (iii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications therefor; (iv) Sellers' rights under all licenses, agreements or other documents (to the extent transferable), if any, under which intellectual property rights were granted to Sellers by a third party, or to a third party by Sellers (collectively, "Intellectual Property Licenses"); (v) the goodwill associated with the Trademarks; (vi) tangible documentation of property and rights referred in clauses (i)-(v); and (vii) all rights Sellers may have to sue for infringement of or interference with property and rights referred in clauses (i)-(v) of this definition.

            "Transition Services Agreement" shall have the meaning specified in
Section 12(d).

            "Transitional Environmental Permits" shall have the meaning specified in Section 14.7.

            "US Benefit Plans" shall have the meaning specified in Section 6.15(b).

            "US Business" shall have the meaning specified in Section 5.2.

            "US Employees" shall have the meaning specified in Section 5.2.1(a).

            "VCSEL" or "Vertical Cavity Surface Emitting Laser" shall mean a semiconductor device that comprises a substrate and a plurality of semiconductor layers formed on the substrate, where the device emits at least partially coherent light perpendicular to the plurality of layers and where the plurality of layers include an active layer with an active region, and the laser cavity is established in a vertical direction with respect to the plane of the active region.

            "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act.

            "Workers Compensation Program" shall mean statutory workers compensation coverages and programs (and comparable coverages and programs) in any jurisdiction.

      16.11 Headings. The headings and subheadings of this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

      16.12 Amendment. This Agreement may be amended only in a writing signed by all parties hereto.

      16.13 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all previous agreements, understandings or discussions with respect to the subject matter hereof. Except as set forth in the preceding sentence, any and all prior arrangements, representations, promises, understandings and conditions in connection with said subject matter and any representations, promises or conditions not expressly incorporated herein or expressly made a part hereof shall not be binding upon any party hereto.

      16.14 Waivers. Any waiver of rights hereunder must be set forth in writing signed by the party against whom the waiver is to be effective. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any party's rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement for any other breach or failure to comply with the terms and conditions of this Agreement.

      16.15 Third Party Rights. Except as otherwise provided in Article 15 hereof with respect to the indemnification obligations for the benefit of directors, officers, employees and Affiliates, the provisions of this Agreement are for the sole benefit of Purchaser and Sellers and shall not inure to the benefit of any other Person

(other than permitted assigns of the parties hereto) either as a third party beneficiary or otherwise.

      16.16 Severability. If and to the extent that any court of competent jurisdiction holds any provisions (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

      16.17 No Rights of Set Off. Purchaser waives and relinquishes any and all rights to set off or to apply any monies held or indebtedness or other obligations now or hereafter owing by Purchaser to Sellers or any of their Affiliates against any obligations of Sellers or any of their Affiliates now or hereafter existing under this Agreement or any Ancillary Agreement.

      16.18 Agency. All Sellers other than Honeywell hereby appoint Honeywell as their agent, for all purposes under this Agreement, including the giving of notices and the conduct of any dispute resolution.

      16.19 Consent to Jurisdiction. Subject to the final sentence of Section 16.9, each Purchaser and each Seller hereby submits to the exclusive jurisdiction of the courts of general jurisdiction of the State of New York and the federal courts of the US located in the City of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and any other agreement, instrument or other document entered into in connection herewith and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or any such other agreement, instrument or other document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement or any such other agreement, instrument or other document may not be enforced in or by such courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon any Purchaser or Seller by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in
Section 16.5 hereof, provided that service of process may be accomplished in any other manner permitted by applicable Law.

      16.20 Terms Generally. (i) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Attachments hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Attachment, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Attachments, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified, (iv) the word "or" shall not be exclusive and (v) the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

                      [The next page is the signature page]

      IN WITNESS WHEREOF, the duly authorized officers or representatives of the parties hereto have duly executed this Asset Purchase Agreement as of the date first written above.

                                  HONEYWELL INTERNATIONAL INC.

                                  By:  _______________________________________
                                       Name:
                                       Title:

                                  HONEYWELL INTELLECTUAL
                                  PROPERTIES INC.

                                  By:  ______________________________________
                                       Name:
                                       Title:

                                  FINISAR CORPORATION

                                  By:  ______________________________________
                                       Name:
                                       Title:

                                      -1-